Exhibit 10.2
Execution Version

BANK OF AMERICA, N.A. MERRILL, LYNCH, PIERCE, FENNER & SMITH INCORPORATED One Bryant Park New York, New York 10036	BARCLAYS 745 Seventh Avenue New York, New York 10019

WELLS FARGO BANK, NATIONAL ASSOCIATION WELLS FARGO SECURITIES, LLC 550 South Tryon Street Charlotte, North Carolina 28202	HSBC BANK USA, N.A. HSBC SECURITIES (USA) INC. 452 Fifth Avenue New York, NY 10018
PNC BANK, NATIONAL ASSOCIATION PNC CAPITAL MARKETS LLC 340 Madison Avenue New York, NY 10173	TORONTO DOMINION (TEXAS) LLC TD SECURITIES (USA) LLC 31 West 52nd Street New York, New York 10019
U.S. BANK NATIONAL ASSOCIATION 800 Nicollet Mall Minneapolis, MN 55402	GUGGENHEIM SECURITIES HOLDINGS, LLC 330 Madison Avenue New York, New York 10017

PERSONAL AND CONFIDENTIAL
February 20, 2015
Staples, Inc.
500 Staples Drive
Framingham, MA 01702
Attention: Ronald L. Sargent, Chairman and Chief Executive Officer
Project Warrior
$2,750,000,000 Senior Secured Term Loan Facility
$3,000,000,000 ABL Facility
Amended and Restated Commitment Letter
Ladies and Gentlemen:
This amended and restated commitment letter amends, restates and supersedes that certain commitment letter dated as of February 4, 2015 (the “Original Signing Date”) from Bank of America (as defined below), MLPFS (as defined below) and Barclays (as defined below) to Staples, Inc., a Delaware Corporation (the “Company” or “you”). The Company has advised Bank of America, N.A. (together with any of its affiliates as may be appropriate to provide the services (but not, for the avoidance of doubt, to provide the commitments) contemplated herein, “Bank of America”), Merrill Lynch, Pierce, Fenner & Smith Incorporated (together with any of its affiliates as may be appropriate to provide the services contemplated herein, “MLPFS”), Barclays Bank PLC (together with any of its affiliates as may be appropriate to provide the services (but not, for the avoidance of doubt, to provide the commitments) contemplated herein, “Barclays”), Wells Fargo Bank, National Association (together with any of its affiliates as may be appropriate to provide the services (but not, for the avoidance of doubt, to provide the commitments) contemplated herein, “Wells Fargo Bank”), Wells Fargo Securities, LLC (together with any of its affiliates as may be appropriate to provide the services contemplated herein, “Wells Fargo Securities”), HSBC Bank USA, N.A. (together with any of its affiliates

NY\6882757.9 Warrior A&R Commitment Letter

February 20, 2015

as may be appropriate to provide the services (but not, for the avoidance of doubt, to provide the commitments) contemplated herein, “HSBC Bank”), HSBC Securities (USA) Inc. (together with any of its affiliates as may be appropriate to provide the services contemplated herein, “HSBC Securities”), PNC Bank, National Association (together with any of its affiliates as may be appropriate to provide the services (but not, for the avoidance of doubt, to provide the commitments) contemplated herein, “PNC Bank”), PNC Capital Markets LLC (together with any of its affiliates as may be appropriate to provide the services contemplated herein, “PNCCM”), Toronto Dominion (Texas) LLC (together with any of its affiliates as may be appropriate to provide the services (but not, for the avoidance of doubt, to provide the commitments) contemplated herein, “TD Texas”), TD Securities (USA) LLC (together with any of its affiliates as may be appropriate to provide the services contemplated herein, “TD Securities”), U.S. Bank National Association (together with any of its affiliates as may be appropriate to provide the services (but not, for the avoidance of doubt, to provide the commitments) contemplated herein, “U.S. Bank”) and Guggenheim Securities Holdings, LLC (together with any of its affiliates as may be appropriate to provide the services (but not, for the avoidance of doubt, to provide the commitments) contemplated herein, “Guggenheim”, and together with Bank of America, MLPFS, Barclays, Wells Fargo Bank, Wells Fargo Securities, HSBC Bank, HSBC Securities, PNC Bank, PNCCM, TD Texas, TD Securities and U.S. Bank, collectively, the “Commitment Parties”, “we” or “us”) that it intends to (a) acquire Office Depot, Inc., a Delaware corporation (the “Target”) pursuant to an Agreement and Plan of Merger, dated as of the Original Signing Date (together with all exhibits, annexes, schedules and other disclosure letters thereto, collectively, as modified, amended, supplemented, consented to or waived, the “Acquisition Agreement”) by and among the Company, the Target and Staples AMS, Inc., a corporation organized under the laws of the state of Delaware and a wholly-owned subsidiary of the Company (“Merger Sub”), whereby Merger Sub will merge with and into the Target with the Target surviving such merger as a wholly-owned subsidiary of the Company (the “Acquisition”) and (b) consummate the other transactions described in the Transaction Description attached hereto as Exhibit A (the “Transaction Description”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Transaction Description, in the Summary of Principal Terms and Conditions attached hereto as Exhibit B (the “Term Facility Term Sheet”) and in the Summary of Principal Terms and Conditions attached hereto as Exhibit C (the “ABL Facility Term Sheet” and, together with the Term Facility Term Sheet, the “Term Sheets”; this amended and restated commitment letter, the Transaction Description, the Term Sheets and the Summary of Additional Conditions attached hereto as Exhibit D, collectively, the “Commitment Letter”).
You have also advised us that, in connection therewith, it is intended that the financing for the Transactions will be financed from the following sources:

•	$2,750,000,000 of borrowings under a senior secured term loan facility (the “Term Facility”) having the terms set forth in the Term Facility Term Sheet;

•
Borrowings of up to the amount specified in the ABL Facility Term Sheet under a $3,000,000,000 asset based revolving credit facility (the “ABL Facility”) (the ABL Facility and the Term Facility, collectively, are referred to herein as the “Facilities” and each as a “Facility”);

•	Common equity issued by the Company to the shareholders of the Target in accordance with the Acquisition Agreement (the “Equity Issuance”); and

•	Approximately $500,000,000 of existing cash on hand at the Company and the Target (the “Cash Consideration Amount”).

1.	Commitments and Agency Roles
You hereby appoint (i) Barclays to act, and Barclays hereby agrees to act, as sole and exclusive administrative agent for the Term Facility (in such capacity, the “Term Facility Administrative Agent”) and collateral agent for the Term Facility (in such capacity, the “Term Facility Collateral Agent”) and (ii) Bank of America to act, and Bank of America hereby agrees to act, as sole and exclusive administrative agent for the ABL Facility (in such capacity, the “ABL Facility Administrative Agent” and, together with the Term Facility

February 20, 2015

Administrative Agent, collectively, the “Administrative Agents” and each an “Administrative Agent”) and collateral agent for the ABL Facility (in such capacity, the “ABL Facility Collateral Agent” and, together with the Term Facility Collateral Agent, collectively, the “Collateral Agents” and each a “Collateral Agent”). You hereby appoint (i) each of Barclays, MLPFS, Wells Fargo Securities and HSBC Securities to act, and each of Barclays, MLPFS, Wells Fargo Securities and HSBC Securities hereby agrees to act, as a lead arranger and bookrunner for the Term Facility (in such capacity, collectively, the “Term Facility Arrangers”) and (ii) each of MLPFS, Barclays, Wells Fargo Bank, HSBC Securities, PNCCM, TD Securities and U.S. Bank to act, and each of MLPFS, Barclays, Wells Fargo Bank, HSBC Securities, PNCCM, TD Securities and U.S. Bank hereby agrees to act, as a lead arranger and bookrunner for the ABL Facility (in such capacity, together with the Term Facility Arrangers, each an “Arranger” and collectively, the “Arrangers”, and Barclays and MLPFS in such capacity, each a “Lead Arranger” and collectively, the “Lead Arrangers”). It is agreed that (i) Barclays shall have “left” placement in any and all marketing materials or other documentation used in connection with the Term Facility and shall hold the leading role and responsibilities conventionally associated with such “left” placement (and MLPFS shall have immediate “right” placement) and (ii) MLPFS shall have “left” placement (and Barclays shall have immediate “right” placement) in any and all marketing materials or other documentation used in connection with the ABL Facility and shall hold the leading role and responsibilities conventionally associated with such “left” placement.
In connection with the Transactions (as defined in the Transaction Description) contemplated hereby, (i) Bank of America is pleased to advise you of its several (but not joint) commitment to provide 38.5625% of the aggregate principal amount of the Term Facility and 57.50% of the aggregate principal amount of the ABL Facility, (ii) Barclays is pleased to advise you of its several (but not joint) commitment to provide 38.5625% of the aggregate principal amount of the Term Facility and 42.50% of the aggregate principal amount of the ABL Facility, (iii) Wells Fargo Bank is pleased to advise you of its several (but not joint) commitment to provide 7.00% of the aggregate principal amount of the Term Facility, (iv) HSBC Bank is pleased to advise you of its several (but not joint) commitment to provide 5.50% of the aggregate principal amount of the Term Facility, (v) PNC Bank is pleased to advise you of its several (but not joint) commitment to provide 3.125% of the aggregate principal amount of the Term Facility, (vi) TD Texas is pleased to advise you of its several (but not joint) commitment to provide 3.125% of the aggregate principal amount of the Term Facility, (vii) U.S. Bank is pleased to advise you of its several (but not joint) commitment to provide 3.125% of the aggregate principal amount of the Term Facility and (viii) Guggenheim is pleased to advise you of its several (but not joint) commitment to provide 1.00% of the aggregate principal amount of the Term Facility, in each case, subject solely to the satisfaction or waiver of the applicable conditions set forth or referred to in Section 2 of this Commitment Letter. In such capacities, Bank of America, Barclays, Wells Fargo Bank, HSBC Bank, PNC Bank, TD Texas, U.S. Bank and Guggenheim are the “Initial Lenders” and each is an “Initial Lender”.
Separate fee letters entered into on the date hereof among (i) the Company, Bank of America, MLPFS and Barclays set forth our fees for services related to the ABL Facility (the “ABL Facility Fee Letter”) and (ii) the Company and us set forth our fees for services related to the Term Facility (the “Term Facility Fee Letter”, and together with the ABL Facility Fee Letter, collectively, the “Fee Letters”). In consideration of our execution and delivery of this Commitment Letter, you agree to pay the fees and expenses set forth in the Term Sheets and in the Fee Letters as and when payable in accordance with the terms hereof and thereof. You agree that no other titles will be awarded and no compensation (other than as expressly contemplated by this Commitment Letter and the Fee Letters) will be paid to the Lenders in order to obtain their commitments under the Facilities unless you and we shall so agree.

2.	Conditions Precedent
Our commitments hereunder to make effective and fund the Facilities on the Closing Date and our agreements to perform the services described herein are subject only to the following conditions: (i)(A) since September 27, 2014 through the date of the Acquisition Agreement, there not having been any Events (as defined below) that would, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect (as defined below) on the Target; provided that such condition is qualified in its entirety by reference to (1) the

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information disclosed by the Target in any Company SEC Document (as defined in the Acquisition Agreement as in effect on the Original Signing Date) filed under Sections 13(a), 14(a) or 15(d) of the Exchange Act (as defined in the Acquisition Agreement as in effect on the Original Signing Date) during the period from December 31, 2013 through the Business Day (as defined in the Acquisition Agreement as in effect on the Original Signing Date) prior to the date of the Acquisition Agreement (other than in any risk factor or other cautionary or forward-looking disclosure contained in such Company SEC Document) and (2) the exceptions set forth in the Company Disclosure Schedule (as defined in the Acquisition Agreement as in effect on the Original Signing Date); it being understood and agreed that each exception set forth in the Company Disclosure Schedule shall qualify such condition to the extent such exception is specifically identified as being disclosed under Section 3.6 of the Acquisition Agreement or such exception is disclosed with reference to any other section of the Acquisition Agreement and it is reasonably apparent on the face of such disclosure that it relates to Section 3.6, and (B) since the date of the Acquisition Agreement, there shall not have occurred any Events (other than Excluded Company Events (as defined in the Acquisition Agreement as in effect on the Original Signing Date)) that, individually or in the aggregate, have had or would reasonably be expected to have a Material Adverse Effect on the Target; (ii) the conditions set forth in Exhibit D hereto, (iii) with respect to the Term Facility, each other condition set forth under the caption “Conditions Precedent to Effectiveness and Borrowings on the Closing Date” in the Term Facility Term Sheet and (iv) with respect to the ABL Facility, each other condition set forth under the caption “Conditions Precedent to Effectiveness and Borrowings on the Closing Date” in the ABL Facility Term Sheet; and upon, in each case, satisfaction (or waiver by the applicable Commitment Parties) of such conditions, the initial funding of the Facilities shall occur; it being understood that there are no conditions (implied or otherwise) to the commitments hereunder, other than those that are expressly stated in clauses (i), (ii), (iii) and (iv), as applicable, above to be conditions to the initial funding under and effectiveness of, the Facilities on the Closing Date.
“Material Adverse Effect” means any event, change or effect (each, an “Event”), individually or in the aggregate with other such Events, that has a material adverse effect on the financial condition, business or results of operations of the Target and its Subsidiaries (as defined in the Acquisition Agreement as of the Original Signing Date), taken as a whole; provided, however, that a Material Adverse Effect shall not include any Event directly or indirectly arising out of or attributable to: (i) any decrease in the market price of the shares of the Company Common Stock (as defined in the Acquisition Agreement as of the Original Signing Date), but not any Event underlying such decrease to the extent such Event would otherwise constitute a Material Adverse Effect; (ii) conditions, events, or circumstances generally affecting the retail, contract, direct mail and/or internet businesses of the office supply industry; (iii) changes in GAAP, applicable Law (as defined in the Acquisition Agreement as of the Original Signing Date) or accounting standards, or in any interpretation of GAAP, applicable Law or accounting standards; (iv) any litigation arising from allegations of a breach of fiduciary duty or other violation of applicable Law relating to the Acquisition Agreement or the transactions contemplated by the Acquisition Agreement (or any public disclosure relating to such litigation); (v) any change, in and of itself, in any analyst’s recommendations, any financial strength rating or any other recommendations or ratings as to the Target or its Subsidiaries, or any failure, in and of itself, to meet analyst projections, but not any Event underlying such change or failure to the extent such Event would otherwise constitute a Material Adverse Effect; (vi) the failure, in and of itself, of the Target to meet any expected or projected financial or operating performance target publicly announced or provided to the Company prior to the date of the Acquisition Agreement, as well as any change, in and of itself, by the Target in any expected or projected financial or operating performance target as compared with any target publicly announced or provided to the Company prior to the date of the Acquisition Agreement, but in each case not any Event underlying such failure or change to the extent such Event would otherwise constitute a Material Adverse Effect; (vii) any changes or developments in United States, European, Asian or global economic, regulatory or political conditions in general (including the outbreak or escalation of hostilities or acts of war or terrorism), or generally affecting United States, European, Asian or global financial or securities markets; or (viii) any changes or developments resulting from the execution, delivery, existence of, or compliance with the Acquisition Agreement or announcement or consummation of the transactions contemplated by the Acquisition Agreement, including any loss of employees, customers, suppliers, vendors, licensors, licensees or distributors; provided, further, that the exceptions in subclauses (ii), (iii) and (vii) shall not apply to the

February 20, 2015

extent that the Target and its Subsidiaries are materially disproportionately affected thereby compared to other participants in the industry or industries in which they operate.
Notwithstanding anything to the contrary in this Commitment Letter (including each of the exhibits attached hereto), the Fee Letters, the Loan Documents (as defined in Exhibit C) or any other agreement or undertaking between you and us concerning the financing of the Transactions to the contrary, (i) the only representations and warranties the accuracy of which will be a condition to the availability and effectiveness of the Facilities on the Closing Date will be (a) the representations and warranties made by, or with respect to, the Target in the Acquisition Agreement that are material to the interests of the Lenders, but only to the extent that the Company or its subsidiaries have the right (taking into account any applicable cure periods) to terminate its or their obligations under the Acquisition Agreement or decline to consummate the transactions thereunder as a result of a breach of such representations in the Acquisition Agreement (to such extent, the “Acquisition Agreement Representations”) and (b) the Specified Representations (as defined below) and (ii) the terms of the Loan Documents shall be in a form such that they do not impair the availability and effectiveness of the Facilities on the Closing Date if the conditions set forth or referred to in the first paragraph of this Section 2 are satisfied and/or waived by the applicable Commitment Parties (it being understood that, to the extent any security interest in the Collateral (as defined in Exhibit B) (other than any collateral the security interest in which may be perfected by the filing of a UCC financing statement or by the possession of stock certificates (or equivalent certificated equity interests) of the subsidiaries of the Company (including the Target) as and to the extent required under the heading “Collateral” in Exhibit B), is not or cannot be provided and/or perfected on the Closing Date (1) without undue burden or expense or (2) after your use of commercially reasonable efforts to do so, then the provision and/or perfection of such security interest(s) or deliverable shall not constitute a condition precedent to the availability and effectiveness of the Facilities on the Closing Date but shall be required to be delivered no later than (x) 120 days after the Closing Date in the case of security interests in real properties and (y) 90 days after the Closing Date in the case of security interests in any other Collateral (in each case, as such date may be extended by the Administrative Agents acting reasonably) pursuant to arrangements to be mutually agreed by the Company and the Administrative Agents). For purposes hereof, “Specified Representations” means the representations of the Borrowers and the Guarantors (each, as defined in each of the Term Sheets) in the Loan Documents relating to qualification, incorporation or organization of the Company and the Guarantors; power and authority to enter into the Loan Documents; due authorization and execution of the Loan Documents; no conflict of the Loan Documents with the organizational documents of any Borrower or any Guarantor or the Company’s existing 2.75% senior notes due 2018 (the “2018 Notes”) or 4.375% senior notes due 2023 (the “2023 Notes”); delivery and enforceability of the Loan Documents; solvency as of the Closing Date (after giving effect to the Transactions) of the Company and its restricted subsidiaries on a consolidated basis (solvency to be defined in a manner consistent with the manner in which solvency is determined in the solvency certificate to be delivered pursuant to paragraph 5 of Exhibit D); not being subject to regulation under the Investment Company Act of 1940; not using proceeds of the loans under the Facilities to purchase margin stock or in violation of the FCPA; not using the proceeds of the loans under the Facilities in violation of OFAC and the Patriot Act (and similar laws in relevant jurisdictions); and the creation, validity and perfection of the security interest to be granted in the intended collateral to be perfected (except as provided above). This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions”.

3.	Syndication
The Arrangers intend and reserve the right, on and after the Original Signing Date, to syndicate the Facilities to the Lenders (as such term is defined in each of the Term Sheets) (collectively with the Initial Lenders, the “Lenders”). Notwithstanding the foregoing, the Arrangers will not syndicate to (i) those lenders separately identified in writing by you to us prior to the Original Signing Date or (ii) to your competitors (which shall not include bona fide debt funds), separately identified in writing by you to us prior to the Original Signing Date or to the applicable Administrative Agent from time to time after the Closing Date (such Lenders, “Disqualified Lenders”).

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Notwithstanding the Arrangers’ right to syndicate the Facilities and receive commitments with respect thereto (unless otherwise agreed in writing by you), (i) no Initial Lender shall be relieved, released or novated from its obligations hereunder (including its obligation to fund the Facilities on the date of effectiveness of, and initial funding under, the Facilities (the date of such effectiveness and funding, the “Closing Date”)) in connection with any syndication, assignment or participation of the Facilities, including its commitments in respect thereof, until after the initial funding of the Facilities on the Closing Date has occurred, (ii) no assignment or novation by any Initial Lender shall become effective with respect to all or any portion of any Initial Lender’s commitments in respect of the Facilities until after the initial funding of the Facilities on the Closing Date has occurred and (iii) unless you otherwise agree in writing, each Commitment Party shall retain exclusive control over all rights and obligations with respect to its commitments in respect of the Facilities, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.
The Arrangers will lead the syndication, including determining, in consultation with you, the timing of all offers to potential Lenders, any title of agent or similar designations or roles awarded to any Lender and the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Arrangers pursuant to the terms of this Commitment Letter and the Fee Letters, in each case subject to your consent rights with respect to Disqualified Lenders specified above. The Arrangers will determine the final commitment allocations and will notify the Company of such determinations. The Company agrees to use commercially reasonable efforts to ensure that the Arrangers’ syndication efforts benefit from the existing lending and investment banking relationships of the Company, the Target and their respective subsidiaries. To facilitate an orderly and successful syndication of the Facilities, you agree that, until the earlier to occur of (a) a Successful Syndication (as defined in each of the Fee Letters) and (b) the Closing Date, the Company will not, and will use commercially reasonable efforts to ensure that the Target will not, syndicate or issue, attempt to syndicate or issue, announce or authorize the announcement of the syndication or issuance of, any debt facility or any debt security of the Company or the Target or any of their respective subsidiaries (other than the Facilities, any indebtedness of the Target permitted to be incurred by the Target (including its subsidiaries) pursuant to the Acquisition Agreement, and other indebtedness incurred in the ordinary course of business of the Company and its subsidiaries or the Target and its subsidiaries for capital expenditures and working capital purposes), without the prior written consent of the Lead Arrangers, if such issuance, offering, placement or arrangement would reasonably be expected to materially impair the primary syndication of the Facilities.
Without limiting your obligations to assist with the syndication efforts as set forth herein, it is understood that the Initial Lenders’ commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Facilities and in no event shall the successful completion of syndication of the Facilities constitute a condition to the availability of the Credit Facilities on the Closing Date. The Company agrees to, and agrees to use commercially reasonable efforts to have the Target, cooperate with the Arrangers, and provide customary information reasonably required by the Arrangers, in connection with all syndication efforts of the Arrangers until the earlier to occur of (a) a Successful Syndication and (b) 60 days following the Closing Date, including: (i) your assistance in preparing, as soon as practicable after the Original Signing Date, a customary information memorandum and other customary presentation materials (collectively, “Facilities Marketing Materials”) in each case to be used in connection with the syndication of the Facilities; (ii) using commercially reasonable efforts to obtain, prior to the launch of syndication, a public corporate family rating from Moody’s Investors Service, Inc. (“Moody’s”) and a public corporate credit rating from Standard & Poor’s Ratings Service (“S&P”), in each case with respect to the Company, and ratings for the Term Facility from each of S&P and Moody’s; (iii) arranging for direct contact between appropriate senior management, representatives and advisors of the Company (and using commercially reasonable efforts to cause direct contact between appropriate senior management, representatives and advisors of the Target) with prospective Lenders in all such cases at times mutually agreed upon; (iv) hosting (including any preparations with respect thereto) with the Arrangers at places and times reasonably requested by the Arrangers and mutually agreed upon one or more meetings with prospective Lenders; and (v) ensuring that (and with respect to the Target, using commercially reasonable efforts to ensure that) the ABL Facility

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Administrative Agent shall have sufficient access to the Company and its subsidiaries and the Target and its subsidiaries, such that the field exam and inventory appraisal referred to in paragraph 11 of Exhibit D can be completed at least 15 business days prior to the launch of retail syndication of the ABL Facility. (i) The Lead Arrangers agree to use their commercially reasonable efforts to ensure the timely completion of a third party field exam and inventory appraisal and (ii) we agree that the only financial statements that shall be required to be provided to the Commitment Parties in connection with the syndication of the Facilities shall be those required to be delivered pursuant to paragraphs 2 and 3 of Exhibit D. Notwithstanding anything to the contrary contained in this Commitment Letter or either Fee Letter or any other letter agreement or undertaking concerning the financing of the Transactions to the contrary, your obligations to assist in syndication efforts as provided herein (including the obtaining of the ratings referred to above and the compliance with any of the provisions set forth in this paragraph), shall not constitute a condition to the commitments hereunder or the funding of the Facilities on the Closing Date.
Subject to your consent, not to be unreasonably withheld or delayed, and compliance with applicable laws, each Arranger has the right, after the Closing Date, to place advertisements in financial and other newspapers and journals at its own expense describing its services to you. You will be solely responsible for the contents of the Facilities Marketing Materials and all other information, documentation or other materials delivered to us by you or your affiliates in connection therewith and you acknowledge that we will be using and relying upon such information without independent verification thereof.
You understand that certain prospective Lenders (such Lenders, “Public Lenders”) may have personnel that do not wish to receive MNPI (as defined below). At the Arrangers’ request, you agree to assist in the preparation of an additional version of the Facilities Marketing Materials that does not contain material non-public information (as reasonably determined by you) concerning you, the Target or your or its respective subsidiaries or your or its respective affiliates or any of your or its respective securities for purposes of foreign, United States federal and state securities laws (collectively, “MNPI”). You will clearly designate as “PUBLIC” any information that does not contain MNPI (the “Public Information Materials”) provided to the Commitment Parties by you or by your representatives on your behalf which is suitable to make available to Public Lenders. Before distribution of any Facilities Marketing Materials in connection with the syndication of the Facilities (i) to prospective Lenders that are not Public Lenders, you will provide us with a customary letter authorizing the dissemination of such materials and (ii) to prospective Public Lenders, you will provide us with a customary letter authorizing the dissemination of Public Information Materials to Public Lenders and confirming the absence of MNPI therein. You acknowledge and agree that the following documents may be distributed to Public Lenders (unless you or your counsel promptly notify us (including by email) otherwise and provided that you and your counsel have been given a reasonable opportunity to review such documents and comply with applicable securities law disclosure obligations): (a) drafts and final versions of the Loan Documents; (b) administrative materials prepared by the Arrangers for prospective Lenders (including without limitation a lender meeting invitation, allocations and funding and closing memoranda); and (c) term sheets and notification of changes in the terms and conditions of the Facilities. You agree that unless specifically labeled “PUBLIC,” no information, documentation or other data disseminated to prospective Lenders in connection with the syndication of the Facilities, whether through an Internet site (including without limitation an IntraLinks or SyndTrak workspace), electronically, in presentations, at meetings or otherwise will be distributed to Public Lenders.

4.	Information
You represent and warrant to us that (and with respect to information and projections relating to the Target and its subsidiaries, to the best of your knowledge that) (i) all written information (other than projections, forward-looking information and information of a general economic or industry specific nature) that has been or will be made available to any Arranger, any Commitment Party, the Lenders or any of their respective affiliates by you or the Target or any of your or its respective representatives on your or its behalf in connection with the Transactions, when taken as a whole, was and will be, when furnished, complete and correct in all material respects and did not and will not when furnished and when taken as a whole contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein

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not materially misleading in light of the circumstances under which such statements were or are made (giving effect to all supplements and updates provided thereto) and (ii) the projections and other forward-looking information that have been or will be made available to any Arranger, any Commitment Party, the Lenders or any of their respective affiliates by you or the Target or any of your or its respective representatives on your or its behalf in connection with the Transactions have been and will be prepared in good faith and that the information in such projections with respect to you will be based upon accounting principles consistent with the historical audited financial statements of the Company most recently provided to the Commitment Parties as of the date hereof and upon assumptions that are believed by the preparer thereof to be reasonable at the time made and at the time such projections are made available to any Arranger, any Commitment Party, the Lenders or any of their respective affiliates; it being understood that such projections and forward-looking statements are as to future events and are not to be viewed as facts, such projections and forward-looking statements are subject to significant uncertainties and contingencies and that actual results during the period or periods covered by any such information may differ significantly from the projected results, and that no assurance can be given that the projected results will be realized. You agree that if at any time prior to the later of (a) the Closing Date and (b) a Successful Syndication (but, in any event, not later than 60 days after the Closing Date) you become aware that any of the representations in the preceding sentence would be incorrect (to the best of your knowledge with respect to information and projections relating to the Target and its subsidiaries) in any material respect if the information and projections were being furnished, and such representations were being made, at such time, then you will (and, with respect to information and projections relating to the Target and its subsidiaries, you will use commercially reasonable efforts to cause the Target and its subsidiaries to) promptly supplement, or cause to be supplemented, the information and projections so that (with respect to information and projections relating to the Target and its subsidiaries, to the best of your knowledge) such representations will be correct in all material respects under those circumstances. You understand that in providing our services pursuant to this Commitment Letter we may use and rely on the information and projections without independent verification thereof.

5.	Indemnification; Expense Reimbursement
To induce us to enter into this Commitment Letter and the Fee Letters and to proceed with the documentation of the Facilities, you hereby agree (a) to indemnify and hold harmless the Administrative Agents, the Collateral Agents, the Commitment Parties, the Arrangers, each Commitment Party in any other capacity to which it may be appointed by you in connection with the Transactions, each Lender and their respective affiliates and each partner, trustee, director, officer, employee, advisor, representative, agent, attorney and controlling person thereof (each of the above, an “Indemnified Person”) from and against any and all actions, suits, proceedings (including any investigations or inquiries), claims, losses, damages, liabilities or expenses, joint or several, of any kind or nature whatsoever that may be brought by the Company, the Target, the Guarantors, any of their respective affiliates or any other person or entity and which may be incurred by or asserted against or involve any Indemnified Person as a result of or arising out of or in any way relating to or resulting from this Commitment Letter, the Fee Letters, the Facilities, the Transactions or any related transaction contemplated hereby or thereby or any use or intended use of the proceeds of the Facilities and you agree, upon demand, to pay and reimburse each Indemnified Person, whether or not the action, suit, proceeding or claim out of which any such expenses arise is brought by the Company, the Target, any Guarantor, any of their respective affiliates or any other person or entity and whether or not any Indemnified Person is a party to such action, suit, proceeding or claim for any reasonable, documented out-of-pocket legal (limited to the fees, charges and disbursements of a single counsel for all Indemnified Persons selected by the Commitment Parties and of such special and local counsel as the Commitment Parties may deem appropriate in their good faith discretion, except that if any Indemnified Person reasonably concludes that its interests conflict with those of another Indemnified Person and notifies you of such conflict, you shall also be responsible for the reasonable, documented fees, charges and disbursements of (i) one separate counsel for such conflicted Indemnified Persons and (ii) such special and local counsel as such conflicted Indemnified Persons may deem appropriate in their good faith discretion) and other reasonable, documented out-of-pocket expenses incurred in connection with investigating, defending or preparing to defend any such action, suit, proceeding (including any inquiry or investigation) or claim; provided that you will not have to

February 20, 2015

indemnify an Indemnified Person against (A) any claim, loss, damage, liability or expense (i) to the extent such claim, loss, damage, liability or expense is found in a final, non-appealable judgment of a court of competent jurisdiction to have resulted from (x) the gross negligence or willful misconduct of such Indemnified Person or any of its controlled affiliates, partners, trustees, directors, officers, employees, advisors, representatives, agents, attorneys or controlling persons or (y) a material breach by any Commitment Party of its obligations under this Commitment Letter or (ii) arising out of any claim, actions, suits, inquiries, litigation, investigation or proceeding that does not involve an act or omission of you or any of your affiliates and that is brought by an Indemnified Person against any other Indemnified Person (other than any claim, actions, suits, inquiries, litigation, investigation or proceeding against any Administrative Agent, Commitment Party, Arranger or other agent in its capacity or in fulfilling its role as such) or (B) any settlement entered into by such Indemnified Person without your written consent (such consent not to be unreasonably withheld, conditioned or delayed) and (b) on the earlier of the Closing Date and any other Termination Date, to reimburse each Commitment Party from time to time, upon presentation of a summary statement, for all reasonable and documented out-of-pocket expenses (including but not limited to expenses of each Commitment Party’s due diligence investigation, consultants’ fees, syndication expenses, travel expenses and reasonable fees, disbursements and other charges of counsel to the Arrangers named in each of the Term Sheets, of a single firm of local counsel to the Arrangers in each relevant material jurisdiction and, solely in the case of an actual or perceived conflict of interest, one additional counsel in each applicable material jurisdiction), in each case incurred in connection with the Facilities and the preparation, negotiation and enforcement of this Commitment Letter, the Fee Letters and the Loan Documents. You acknowledge that we may receive a benefit, including without limitation, a discount, credit or other accommodation, from any of such counsel based on the fees such counsel may receive on account of their relationship with us including, without limitation, fees paid pursuant hereto. Notwithstanding any other provision of this Commitment Letter, no Indemnified Person will be responsible or liable to you or any other person or entity for damages arising from the use by others of any information or other materials obtained through internet, electronic, telecommunications or other information transmission systems unless such use resulted from the gross negligence or willful misconduct on the part of such person (to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment).
The indemnity and reimbursement obligations of the Company under this Section 5 will be binding upon and inure to the benefit of any successors, assigns, heirs and personal representatives of the Company and the Indemnified Persons and shall be superseded in each case by the applicable provisions to the extent covered in the definitive financing documentation upon effectiveness thereof and thereafter shall have no further force and effect.
Neither you nor we nor any other Indemnified Person will be responsible or liable to us or you or any other person or entity for any indirect, special, punitive or consequential damages which may be alleged as a result of or arising out of, or in any way related to, the Acquisition, this Commitment Letter, the Fee Letters, the Facilities or the Transactions or any use or intended use of the proceeds of the Facilities; provided that the indemnity and reimbursement obligations under this Section 5 shall not be limited by this sentence.

6.	Assignments
This Commitment Letter may not be assigned by you without the prior written consent of each of the Commitment Parties (and any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person (including equity holders, employees or creditors of the Company) other than the parties hereto (and any Indemnified Person). This Commitment Letter may not be assigned by any Commitment Party without the consent of the Company (and any purported assignment without such consent will be null and void); provided that the Initial Lenders may assign their commitments in accordance with Section 3 above. This Commitment Letter may not be amended or any term or provision hereof waived or modified except by an instrument in writing signed by each of the parties hereto.

February 20, 2015

7.	USA PATRIOT Act Notification
The Arrangers hereby notify the Company, the Borrowers and the Guarantors that, pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107‑56 (signed into law October 26, 2001)) (the “Patriot Act”), it and each Lender may be required to obtain, verify and record information that identifies the Borrowers and the Guarantors, which information includes the name and address of the Borrowers and the Guarantors and other information that will allow the Arrangers and each Lender to identify the Borrowers and the Guarantors in accordance with the Patriot Act. This notice is given in accordance with the requirements of the Patriot Act and is effective for each Arranger and each Lender, and you agree that the Arrangers shall be permitted to share such information with the Lenders.

8.	Sharing Information; Affiliate Activities; Absence of Fiduciary Relationship
Please note that this Commitment Letter, the Fee Letters and any communications provided by the Commitment Parties or any of their affiliates in connection with the Transactions (collectively with the Commitment Letter and the Fee Letters, the “Transaction Information”) may not be disclosed to any person or entity other than the Board of Directors and senior management of the Company or circulated or referred to publicly without our prior written consent except, after providing prior written notice to the Commitment Parties (but only as and to the extent the provision of such notice is reasonably practicable), pursuant to applicable law or compulsory legal process, including without limitation a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided that (x) we hereby consent to your disclosure of (i) the Transaction Information to your officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons who are directly involved in the consideration of the Facilities to the extent you notify such persons of their obligation to keep such Transaction Information confidential and such persons are subject to confidentiality obligations, (ii) this Commitment Letter or the information contained herein and the Term Sheets (but not either Fee Letter or the information contained therein other than a version of the Fee Letters redacted in a customary manner reasonably satisfactory to the Commitment Parties) to the Target and its officers, directors, employees, agents, attorneys, accountants, advisors and controlling persons who are directly involved in the consideration of the Facilities to the extent you notify such persons of their obligation to keep this Commitment Letter, such Term Sheets and the information contained herein and therein confidential and such persons are subject to confidentiality obligations, (iii) the Term Sheets to any ratings agencies on a confidential basis in connection with the Transactions, (iv) this Commitment Letter or the information contained herein and the Term Sheets (but not the Fee Letters or the information contained therein) in any syndication or other marketing materials, prospectus or other offering memorandum, in each case relating to the Facilities, (v) the Term Sheets (but not this Commitment Letter or either Fee Letter) to potential debt providers in coordination with us to obtain commitments to the Facilities from such potential debt providers, (vi) this Commitment Letter or the information contained herein and the Term Sheets (but not either Fee Letter or the information contained therein) to the extent customary or required in any public or regulatory filing relating to the Transactions and (vii) you may disclose the aggregate amounts contained in the Fee Letters as part of the projections, pro forma information or a generic disclosure of aggregate sources and uses related to fee amounts related to the Transactions to the extent customary or required in offering and marketing materials for the Facilities or to the extent customary or required in any public or regulatory filing relating to the Transactions; provided, further, that the foregoing restrictions shall cease to apply (except in respect of the Fee Letters and the contents thereof) after the earlier of the Closing Date and the date that is two years after the Original Signing Date.
We shall use all nonpublic information received by us and our affiliates from or on behalf of you in connection with this Commitment Letter and the transactions contemplated hereby solely for the purposes of negotiating, evaluating and consulting on the transactions contemplated hereby and providing the services that are the subject of this Commitment Letter and shall treat confidentially, together with the terms and substance of this Commitment Letter and the Fee Letters, all such information; provided, however, that nothing herein shall prevent us from disclosing any such information (a) to rating agencies on a confidential basis in connection with our mandate hereunder, (b) to any Lenders or participants or prospective Lenders or

February 20, 2015

participants who have agreed to be bound by confidentiality and use restrictions in accordance with the proviso to this sentence, (c) in any legal, judicial or administrative proceeding or other compulsory process or otherwise as required by applicable law or regulations (in which case we shall promptly notify you, in advance, to the extent reasonably practicable and permitted by law), (d) upon the request or demand of any regulatory authority having jurisdiction over us or our affiliates (in which case we shall, except with respect to any audit or examination conducted by bank accountants or any regulatory authority exercising examination or regulatory authority, promptly notify you, in advance, to the extent reasonably practical and permitted by law), (e) to our officers, directors, employees, legal counsel, independent auditors, professionals and other experts or agents (collectively, “Representatives”) who are informed of the confidential nature of such information and who are subject to customary confidentiality obligations of professional practice or who agree to be bound by the terms of this paragraph (or language substantially similar to this paragraph) (with each such Commitment Party, to the extent within its control, responsible for such Representatives’ compliance with this paragraph), (f) to any of our affiliates and their Representatives (provided that any such affiliate or Representative is advised of its obligation to retain such information as confidential, and we shall be responsible for such affiliates’ compliance with this paragraph) to be utilized solely in connection with rendering services to you in connection with the Transactions, (g) to the extent any such information becomes publicly available other than by reason of disclosure by us, our affiliates or any of our respective Representatives in breach of this Commitment Letter (h) to the extent that such information is received by us from a third party that is not, to our knowledge, subject to confidentiality obligations owing to you or any of your affiliates or related parties, (i) to the extent that such information is independently developed by us, (j) for purposes of establishing a “due diligence” defense (in which case we shall promptly notify you, in advance, to the extent permitted by law), (k) to any hedge provider or prospective hedge provider (collectively, “Specified Counterparties”) subject to the provisions of the proviso to this paragraph or (l) for purposes of enforcing the rights of the Commitment Parties under this Commitment Letter; provided that the disclosure of any such information to any Lenders or prospective Lenders or participants or prospective participants or Specified Counterparties referred to above shall be made subject to the acknowledgment and acceptance by such Lender or prospective Lender or participant or prospective participant or Specified Counterparty that such information is being disseminated on a confidential basis (on substantially the terms set forth in this paragraph or as is otherwise reasonably acceptable to you and us, including, without limitation, as agreed in any confidential information memorandum or other marketing materials) in accordance with our standard syndication processes or customary market standards for dissemination of such type of information. The provisions of this paragraph shall automatically be superseded by the confidentiality provisions to the extent covered in the definitive documentation for the Facilities upon the Closing Date and shall in any event automatically terminate two years following the Original Signing Date.
You acknowledge that the Commitment Parties and their respective affiliates may from time to time effect transactions, for their own account or the account of customers, and may hold positions in loans or options on loans of the Company, the Target and other companies that may be the subject of the Transactions. In addition, each of the Commitment Parties and their respective affiliates are full service securities firms and as such may from time to time effect transactions, for their own account or the account of customers, and may hold long or short positions in securities or options on securities of the Company, the Target and other companies that may be the subject of the Transactions. You acknowledge that each Commitment Party and their affiliates may be providing debt financing, equity capital or other services (including financial advisory services) to other companies in respect of which you may have conflicting interests regarding the transactions described herein or otherwise, and that each Commitment Party and its affiliates may have economic interests that are different from or conflict with those of the Company regarding the Transactions. You acknowledge that no Commitment Party has any obligation to disclose such interests and transactions to you by virtue of any fiduciary, advisory or agency relationship and you waive, to the fullest extent permitted by law, any claims you may have against any Commitment Party for breach of fiduciary duty or alleged breach of fiduciary duty and agree that no Commitment Party will have any liability (whether direct or indirect) to you in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on your behalf, including your equity holders, employees or creditors. You acknowledge that the Transactions (including the exercise of rights and remedies hereunder and under the Fee Letters) are arms’-length commercial

February 20, 2015

transactions and that we are acting as principal and in our own best interests. The Company is relying on its own experts and advisors to determine whether the Transactions are in the Company’s best interests. You agree that we will act under this Commitment Letter and the Fee Letters as an independent contractor and that nothing in this Commitment Letter, either Fee Letter, the nature of our services or in any prior relationship will be deemed to create an advisory, fiduciary or agency relationship between us, on the one hand, and the Company, its equity holders or its affiliates, on the other hand, in connection with the financing contemplated hereby. In addition, we may employ the services of our respective affiliates and branches in providing any of the services hereunder and may exchange with such affiliates information concerning the Company, the Target and other companies that may be the subject of the Transactions and such affiliates or branches will be entitled to the benefits afforded to, and subject to the limitations and restrictions binding upon, us hereunder.
In addition, please note that Barclays Capital Inc. has been retained by you as financial advisor (in such capacity, the “Financial Advisor”) to you in connection with the Acquisition. You agree to such retention, and further agree not to assert any claim you might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor, and on the other hand, our and our affiliates’ relationships with you as described and referred to herein.
Consistent with our policies to hold in confidence the affairs of our customers, we will not use or disclose confidential information obtained from you by virtue of the Transactions in connection with our performance of services for any of our other customers (other than as permitted to be disclosed under this Section 8). Furthermore, you acknowledge that neither we nor any of our affiliates have an obligation to use in connection with the Transactions, or to furnish to you, confidential information obtained or that may be obtained by us from any other person.
Additionally, you acknowledge and agree that no Commitment Party nor their respective affiliates are advising you as to any legal, tax, investment, accounting or regulatory matters in any jurisdiction; provided that the parties acknowledge that the Financial Advisor is advising you with respect to the Acquisition pursuant to a separate Engagement Letter between the Financial Advisor and you. You shall consult with your own advisors concerning such matters and shall be responsible for making your own independent investigation and appraisal of the transactions contemplated hereby, and no Commitment Party nor their respective affiliates shall have any responsibility or liability to you with respect thereto. Any review by the Commitment Parties or their affiliates of the Company, the Target, the Transactions, the other transactions contemplated hereby or other matters relating to such transactions will be performed solely for the benefit of the Commitment Parties and shall not be on behalf of you or any of your affiliates.

9.	Waiver of Jury Trial; Governing Law; Submission to Jurisdiction; Surviving Provisions
ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY ACTION, SUIT, PROCEEDING OR CLAIM ARISING IN CONNECTION WITH OR AS A RESULT OF ANY MATTER REFERRED TO IN THIS COMMITMENT LETTER OR EITHER FEE LETTER IS HEREBY IRREVOCABLY WAIVED BY THE PARTIES HERETO. THIS COMMITMENT LETTER WILL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT THE LAWS OF THE STATE OF DELAWARE SHALL GOVERN IN DETERMINING (A) THE INTERPRETATION OF A MATERIAL ADVERSE EFFECT AND WHETHER A MATERIAL ADVERSE EFFECT HAS OCCURRED AND (B) THE ACCURACY OF ANY ACQUISITION AGREEMENT REPRESENTATION AND WHETHER AS A RESULT OF ANY INACCURACY THEREOF YOU OR YOUR SUBSIDIARIES (OTHER THAN THE TARGET AND ITS SUBSIDIARIES) HAVE THE RIGHT (WITHOUT REGARD TO ANY NOTICE REQUIREMENT) TO TERMINATE YOUR OR THEIR RESPECTIVE OBLIGATIONS (OR TO REFUSE TO CONSUMMATE THE ACQUISITION) UNDER THE ACQUISITION AGREEMENT (IN EACH CASE, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES THAT WOULD

February 20, 2015

RESULT IN THE APPLICATION OF ANY LAW OTHER THAN THE LAW OF THE STATE OF DELAWARE).
Each of the parties hereto hereby irrevocably and unconditionally (i) submits, for itself and its property, to the exclusive jurisdiction of (a) the Supreme Court of the State of New York, New York County, located in the Borough of Manhattan and (b) the United States District Court for the Southern District of New York and any appellate court from any such court, in any action, suit, proceeding or claim arising out of or relating to this Commitment Letter, either Fee Letter or the performance of services hereunder or under either Fee Letter, or for recognition or enforcement of any judgment, and agrees that all claims in respect of any such action, suit, proceeding or claim may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court, (ii) waives, to the fullest extent that it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any action, suit, proceeding or claim arising out of or relating to this Commitment Letter, either Fee Letter or the performance of services hereunder or under either Fee Letter in any such New York State or Federal court and (iii) waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such action, suit, proceeding or claim in any such court. Each of the parties hereto agrees to commence any such action, suit, proceeding or claim either in the United States District Court for the Southern District of New York or in the Supreme Court of the State of New York, New York County located in the Borough of Manhattan.
This Commitment Letter and any written or oral communications provided by the Commitment Parties or any of their affiliates in connection with the Transactions are issued for your benefit only and no other person or entity (other than the Indemnified Persons) may rely hereon or thereon.
Each of the parties hereto agrees that (i) this Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement of each party to negotiate in good faith the Loan Documents by the parties hereto in a manner consistent with this Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder are subject only to conditions precedent as expressly provided or referred to in Section 2 of this Commitment Letter, and (ii) each Fee Letter is a legally valid and binding agreement of the parties thereto with respect to the subject matter set forth therein.
Except to the extent otherwise specified in this Commitment Letter, the provisions of Sections 3, 4, 5, 6 and 8 and this Section 9 of this Commitment Letter will survive any termination or completion of the arrangements contemplated by this Commitment Letter or either Fee Letter, or the Transactions, including without limitation whether or not the Loan Documents are executed and delivered and whether or not the Facilities are made available or any loans under the Facilities are incurred. You may terminate this Commitment Letter and the Initial Lenders’ commitments with respect to the Facilities hereunder at any time subject to the provisions of the preceding sentence and the Fee Letters. In addition, in the event that a lesser amount of indebtedness is required to fund the Transactions for any reason (including by virtue of the issuance of additional shares of capital stock by the Company pursuant to the Equity Issuance), you may, in your sole discretion, reduce the Initial Lenders’ commitments with respect to the Term Facility (on a pro rata basis amongst the Initial Lenders).

10.	Termination; Acceptance
Our commitments hereunder and our agreements to provide the services described herein will automatically (and without further action) terminate upon the first to occur of (such first date, the “Termination Date”) (i) the consummation of the Acquisition (together with any funding of the Facilities to the extent required hereunder), (ii) your written notice to us of your abandonment or termination of the definitive documentation for the Acquisition, including the Acquisition Agreement, (iii) your written notice to us of your election to terminate the commitments for all of the Facilities, our agreements to provide the services described herein, and your obligations described herein and (iv) 5:00 p.m. New York City time on November 4, 2015 (or, if all conditions precedent to consummation of the Acquisition pursuant to the Acquisition Agreement have been satisfied other than the receipt of regulatory approvals, 5:00 p.m. New York City time on February 4,

February 20, 2015

2016) unless the Closing Date has occurred on or before such date on the terms and subject to the conditions set forth herein. Notwithstanding anything in this paragraph to the contrary, the termination of any commitment pursuant to this paragraph does not prejudice our or your rights and remedies in respect of any breach of this Commitment Letter.
This Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original and all of which, when taken together, will constitute one agreement. Delivery of an executed counterpart of a signature page of this Commitment Letter by facsimile or other electronic transmission will be as effective as delivery of a manually executed counterpart hereof. This Commitment Letter and the Fee Letters set forth the entire understanding of the parties with respect to the Facilities and supersede any prior written or oral agreements among the parties hereto with respect to the Facilities. Those matters that are not covered in this Commitment Letter or in either Fee Letter are subject to mutual agreement of the parties. This Commitment Letter is in addition to the agreements of the parties set forth in the Fee Letters. No person has been authorized by any Commitment Party to make any oral or written statements that are inconsistent with this Commitment Letter and the Fee Letters.
Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Commitment Parties the enclosed copy of this Commitment Letter, together, if not previously executed and delivered, with the Fee Letters on or before the close of business on February 20, 2015, whereupon this Commitment Letter and the Fee Letters will become binding agreements among us. If not signed and returned as described in the preceding sentence by such date, this offer will terminate on such date.
[The remainder of this page is intentionally left blank.]

We look forward to working with you on this assignment.

Very truly yours,

BANK OF AMERICA, N.A.

/s/ Douglas M. Ingram
By:            Name: Douglas M. Ingram
Title: Managing Director

MERRILL LYNCH, PIERCE, FENNER & SMITH
INCORPORATED

/s/ Douglas M. Ingram
By:            Name: Douglas M. Ingram
Title: Managing Director

[Signature Page to Amended and Restated Commitment Letter]

NY\6882757.9 Warrior A&R Commitment Letter

BARCLAYS BANK PLC

/s/ Regina Tarone
By:            Name: Regina Tarone
Title: Managing Director

[Signature Page to Amended and Restated Commitment Letter]

NY\6882757.9 Warrior A&R Commitment Letter

WELLS FARGO BANK, NATIONAL ASSOCIATION

/s/ Thomas M. Molitor
By:            Name: Thomas M. Molitor
Title: Managing Director

WELLS FARGO SECURITIES, LLC

/s/ Lewis S. Morris, III
By:            Name: Lewis S. Morris, III
Title: Managing Director

[Signature Page to Amended and Restated Commitment Letter]

NY\6882757.9 Warrior A&R Commitment Letter

HSBC BANK USA, N.A.

/s/ Thomas Foley
By:            Name: Thomas Foley
Title: Managing Director

HSBC SECURITIES (USA) INC.

/s/ Richard Jackson
By:            Name: Richard Jackson
Title: Managing Director

[Signature Page to Amended and Restated Commitment Letter]

NY\6882757.9 Warrior A&R Commitment Letter

PNC BANK, NATIONAL ASSOCIATION

/s/ Kevin Madigan
By:            Name: Kevin Madigan
Title: SVP

PNC CAPITAL MARKETS LLC

/s/ Brian Prettyman
By:            Name: Brian Prettyman
Title: Senior Vice President

[Signature Page to Amended and Restated Commitment Letter]

NY\6882757.9 Warrior A&R Commitment Letter

TORONTO DOMINION (TEXAS) LLC

/s/ Robin Zeller
By:            Name: Robin Zeller
Title: Vice President

TD SECURITIES (USA) LLC

/s/ Linda Lavin
By:            Name: Linda Lavin
Title: Managing Director

[Signature Page to Amended and Restated Commitment Letter]

NY\6882757.9 Warrior A&R Commitment Letter

U.S. BANK NATIONAL ASSOCIATION

/s/ Matt J. Downs
By:            Name: Matt J. Downs
Title: SVP

[Signature Page to Amended and Restated Commitment Letter]

NY\6882757.9 Warrior A&R Commitment Letter

GUGGENHEIM SECURITIES HOLDINGS, LLC

/s/ Paul Friedman
By:            Name: Paul Friedman
Title: Authorized Signatory

[Signature Page to Amended and Restated Commitment Letter]

NY\6882757.9 Warrior A&R Commitment Letter

Accepted and agreed to as of
the date first above written:

STAPLES, INC.

/s/ John Buchta
By:
Name: John Buchta
Title: SVP Treasurer

[Signature Page to Amended and Restated Commitment Letter]

NY\6882757.9 Warrior A&R Commitment Letter

Exhibit A
Project Warrior
Transaction Description
Capitalized terms used but not defined herein have the meanings assigned to such terms as set forth in the Commitment Letter to which this Exhibit A is attached. In the case of any such capitalized term that is subject to multiple and differing definitions, the appropriate meaning thereof in this Exhibit A shall be determined by reference to the context in which it is used.
In connection with the Acquisition, it is intended that:

1.
The Company will obtain the Facilities and, on the Closing Date, will borrow (i) term loans under the Term Facility in an aggregate principal amount of $2,750 million and (ii) loans and other extensions of credit in an aggregate amount of approximately $1,500 million under the ABL Facility;

2.	The Equity Issuance will be consummated;

3.
Immediately after giving effect to the Acquisition, (a) on the Closing Date, all principal, accrued and unpaid interest, fees, premium, if any, and other amounts (other than (i) contingent obligations not then due and payable and that by their terms survive the termination of the Existing Credit Facility (as defined below) and (ii) certain existing letters of credit outstanding thereunder that on the Closing Date will be handled as set forth under the heading “Letters of Credit” in Exhibit C) under that certain Amended and Restated Credit Agreement dated as of May 25, 2011 (as amended, restated, amended and restated, refinanced, replaced, modified or supplemented from time to time prior to the Closing Date), among, inter alios, the Target, JPMorgan Chase Bank, N.A. as administrative agent and US collateral agent, JPMorgan Chase Bank, N.A., London Branch, as European administrative agent and European collateral agent, and the other parties thereto (the “Existing Credit Facility”) will be repaid in full and the commitments to extend credit thereunder will be terminated and security interests or guaranties provided in connection therewith will be terminated or released pursuant to a customary payoff letter and (b) the Target’s 9.75% Senior Secured Notes due 2019 (the “Existing Notes”), issued under that certain Indenture, dated as of March 14, 2012 (the “Existing Indenture”), between the Target and US Bank National Association, as trustee, will either be (A) redeemed 30 days after the Closing Date (with an irrevocable notice of redemption being delivered on the Closing Date), (B) irrevocably defeased in accordance with the terms of the Existing Indenture, (C) discharged on the Closing Date (with an irrevocable notice of redemption being delivered on the Closing Date) or (D) will be subject to a tender offer and consent solicitation that closes on the Closing Date, which as a result of such tender offer and consent solicitation and/or any covenant defeasance or discharge in accordance with the terms of the Existing Indenture, any conflicts in the Existing Indenture are eliminated (and if any stub debt remains outstanding after such tender offer and consent solicitation, the Target shall redeem, discharge or defease such stub debt in the manner described in either clause (A) or (B) above (with an irrevocable notice of redemption being delivered on the Closing Date) (the transactions described in clauses (a) and (b) above, collectively, the “Refinancings”); and

Exhibit A-1

NY\6882757.9 Warrior A&R Commitment Letter

4.
The proceeds of the Term Facility and permitted borrowings under the ABL Facility, together with approximately $500 million of existing cash on hand of the Company and the Target, will be applied (i) as described above to fund the cash consideration for the Acquisition, (ii) to pay the fees and expenses incurred in connection with the Transactions (such fees and expenses, including any original issue discount, the “Transaction Costs”) and (iii) to pay for the Refinancings.

The Acquisition and the other transactions described above (including the payment of Transaction Costs) are collectively referred to herein as the “Transactions”.

NY\6882757.9 Warrior A&R Commitment Letter

Exhibit B
Project Warrior
Summary of Terms and Conditions of the Term Facility
Capitalized terms used but not defined herein have the meanings assigned to such terms as set forth in the in the Commitment Letter (including Exhibits A, C and D thereto) to which this Exhibit B is attached.

Borrower:	The Company (the “Borrower”).

Guarantors:
All obligations of the Borrower under the Term Facility and under any Incremental Facility (as defined below) will be unconditionally guaranteed by each existing and each subsequently acquired or organized direct or indirect U.S. wholly-owned restricted subsidiary of the Borrower (individually, each a “Guarantor” and, collectively, the “Guarantors”), subject to customary exceptions (including, without limitation, where the Borrower and the Administrative Agent reasonably determine that the costs of obtaining such guarantee are excessive in relation to the value afforded thereby). The Borrower and the Guarantors of the Term Facility are each herein referred to as a “Loan Party”.

The Borrower will be permitted, on and after the Closing Date, to designate subsidiaries as “unrestricted” (each, an “Unrestricted Subsidiary”), and to re-designate an Unrestricted Subsidiary as “restricted”, subject to (x) customary limitations on investments, loans, advances to, and other investments in Unrestricted Subsidiaries, (y) the absence of any defaults or events of default and (z) in the case of any designation of an Unrestricted Subsidiary, the requirement to satisfy a Total Net Leverage Ratio (to be defined in a manner to be agreed) to be agreed. Unrestricted Subsidiaries will not be included in the representations and warranties of the Loan Parties or be subject to affirmative or negative covenants or events of default (other than certain representations, warranties and covenants relating to the PATRIOT Act, OFAC, FCPA and other applicable sanction, anti-money laundering, anti-bribery and anti-corruption laws), and the cash held by, results of operations, assets, indebtedness and interest expense of Unrestricted Subsidiaries will not be taken into account for purposes of determining any financial ratio or covenant contained in the Term Loan Documents.
Joint Lead Arrangers and

Joint Bookrunners:
Barclays, MLPFS, Wells Fargo Securities and HSBC Securities will act as the joint lead arrangers and joint bookrunners for the Term Facility (in such capacities, the “Arrangers”) and will perform the duties customarily associated with such roles.

Lenders:
A syndicate of banks, financial institutions and other entities, including the Initial Lenders, arranged by the Arrangers in consultation with the Borrower, but excluding Disqualified Lenders (the “Lenders”).

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Administrative Agent:	Barclays will act as sole and exclusive administrative agent for the Lenders and will perform the duties customarily associated with such role (the “Administrative Agent”).

Collateral Agent:	Barclays will act as sole and exclusive collateral agent for the Lenders and will perform the duties customarily associated with such role (the “Collateral Agent”).

Syndication Agents:	Bank of America, Wells Fargo Securities and HSBC Securities.

Documentation Agents:	PNCCM, TD Securities, U.S. Bank and Guggenheim.

Transactions:	As described in Exhibit A.

Term Facility:	A senior secured tranche B term loan facility, consisting of a $2,750,000,000 U.S. Dollar denominated term loan (the “Term Facility”).

Purpose/Use of Proceeds:
The proceeds of the Term Facility will be used, along with proceeds of the ABL Facility, if drawn, and cash on hand at the Company, the Target and their respective subsidiaries to finance the cash consideration for the Transactions and for working capital and general corporate purposes.

Closing Date:	The date of the initial funding of the Facilities.

Term Loan Maturity Date:
The earlier of (such earlier date, the “Term Loan Maturity Date”): (i) the date that is six years after the Closing Date and (ii) the date that is 91 days prior to the final maturity date then in effect for the 2018 Notes (as defined in the Commitment Letter) (as such maturity date may be extended from time to time in accordance with the terms of the 2018 Notes); provided that clause (ii) shall be disregarded (and the Term Loan Maturity Date shall be the date that is six years after the Closing Date) if, as of the date referred to in such clause (ii), the aggregate principal amount of outstanding 2018 Notes is less than $300 million.

Availability:	One drawing may be made under the Term Facility on the Closing Date.

Collateral:
Subject, on the Closing Date, to the Limited Conditionality Provisions (as set forth in Section 2 of the Commitment Letter) and subject to the limitations set forth below in this section, the obligations of the Loan Parties in respect of the Term Facility and any Incremental Facility will be secured by substantially all assets of the Loan Parties, wherever located, now owned or hereafter acquired, including the following (collectively, the "Collateral"):

(a) a perfected second-priority security interest (subject to permitted liens) in the ABL Priority Collateral (as defined in Exhibit C); and

(b) a perfected first-priority security interest (subject to permitted liens) in all assets (other than the ABL Priority Collateral), including but not

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limited to: (i) machinery, equipment, furniture, fixtures, vehicles, real property, intellectual property, general intangibles (except those relating to accounts and inventory that constitute ABL Priority Collateral) and documents relating to equipment, (ii) instruments and other rights to payment (including accounts receivable), in each case, solely to the extent relating to the sale or other disposition of Term Loan Priority Collateral (the “Term Loan Receivables”) and any deposit account or securities account that contain only proceeds of the sale of any Term Loan Priority Collateral (the “Term Loan Asset Sale Proceeds Account”), (iii) the equity interests held directly by the Borrower or any Guarantor in any restricted subsidiary (which pledge, in the case of any foreign subsidiary, will be limited to 100% of the non-voting equity interests (if any) and 66% of the voting equity interests of such foreign subsidiary), (iv) all other Collateral not constituting ABL Priority Collateral and (v) all proceeds and products of the foregoing (collectively, the “Term Loan Priority Collateral”).

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (A) motor vehicles and other assets subject to certificates of title (to the extent a lien thereon cannot be perfected by filing of a UCC financing statement); (B) pledges and security interests over assets (including in respect of interests in partnerships, joint ventures and other non-wholly owned entities) to the extent prohibited by law, except to the extent such prohibition is unenforceable after giving effect to applicable provisions of the Uniform Commercial Code, other than proceeds thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibitions; (C) all fee owned real property having a book value less than $7.5 million (with all required mortgages being permitted to be delivered post-closing subject to the requirements of the Limited Conditionality Provisions) determined on the Closing Date for existing real property and on the date of acquisition for any after acquired real property (or the date of substantial completion of any material improvement thereon or new construction thereof) and all real property leasehold interests; (D) intent to use trademark or service mark applications until such time as a statement of use is filed; (E) equity interests in any person other than wholly owned restricted subsidiaries to the extent not permitted by the terms of such subsidiary's organizational or joint venture documents; (F) any lease, license or other agreement or any property subject to a purchase money security interest, capital lease obligation or similar arrangements, in each case, to the extent permitted under the Term Loan Documents and to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement, purchase money, capital lease or a similar arrangement or create a right of termination in favor of any other party thereto (other than a Loan Party), in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, other than proceeds and receivables thereof and (G) (i) the Divested Properties (as defined below) and (ii) any other real property identified

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in writing by the Borrower prior to the Closing Date that is for sale on the Closing Date or that the Borrower or any Guarantor intends to sell as part of the restructuring and integration in connection with the Acquisition, in each case, that would otherwise not be excluded pursuant to clause (C) above and that have not been disposed of on or prior to 120 days after the Closing Date (in which case perfection of the lien on such Divested Properties or such other real property shall be provided within 180 days after the Closing Date, or such longer period as the Administrative Agent may agree in its reasonable judgment). For the avoidance of doubt, notwithstanding the foregoing, the Term Lenders will have a security interest in all Collateral required under the ABL Facility, which security interest shall be (x) senior to any lien the secured parties in respect of the ABL Facility have in any Term Loan Priority Collateral and (y) junior to any lien the secured parties in respect of the ABL Facility have in any ABL Priority Collateral.

If the Company or any of its subsidiaries has any assets that constitute Principal Properties or has any Principal Subsidiaries (as each such term is defined in that certain Indenture dated as of January 15, 2009 among the Company, as issuer, the subsidiary guarantors named therein and HSBC Bank USA, National Association, as trustee (the “Indenture”)), then, to the extent security is provided over such Principal Properties or over any shares of capital stock of, or evidences of indebtedness issued by such Principal Subsidiaries, such pledge shall be automatically limited to the maximum amount of indebtedness permitted to be secured by such assets without violating the terms of the Indenture and without giving rise to any obligation to grant an equal and ratable lien on such assets to secure the obligations under the Indenture.

Intercreditor Matters:
The exercise of certain rights and remedies with respect to the respective security interests and liens of the Collateral Agent and the collateral agent under the ABL Facility will be subject to an intercreditor agreement that will contain customary lien subordination, completion rights, collateral access and intellectual property licensing provisions, all in form and substance reasonably satisfactory to the Arrangers, the arrangers of the ABL Facility and the Company (the “Intercreditor Agreement”).

Documentation:
The definitive credit documentation for the Term Facility will include, among other items, a credit agreement, guarantees, Intercreditor Agreement and appropriate pledge and security agreements (collectively, the “Term Loan Documents”). The Term Loan Documents will contain the terms set forth in this Exhibit B and, to the extent any other terms are not expressly set forth in this Exhibit B will (i) be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date and taking into account the timing of the syndication of the Term Facility and the pre-closing requirements of the Acquisition Agreement, (ii) contain such other terms as the Borrower and the Arrangers shall reasonably agree, (iii) give due regard to a combination of (a) the leverage profile and projected free cash flow

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generation of the Borrower and its restricted subsidiaries after giving effect to the Transactions and (b) general trends and risks affecting the industry and the Borrower and its restricted subsidiaries, (iv) reflect the operational and strategic requirements of the Borrower and its restricted subsidiaries, (v) take into account the proposed business plan and financial model of the Borrower and (vi) be in a form such that they do not impair the availability of the Term Facility on the Closing Date if the conditions to funding set forth or referred to in Section 2 of the Commitment Letter are satisfied (collectively, the “Documentation Principles”).

Incremental Facilities:
The Term Loan Documents shall provide for the ability of the Borrower to add one or more incremental term facilities or increase any then existing term loan facility, in each case under such documentation (the "Incremental Facilities") in minimum amounts of U.S. Dollars to be agreed and in an aggregate total principal amount not to exceed the sum of (i) $1,000.0 million for all such Incremental Facilities plus (ii) additional amounts so long as the Borrower is in pro forma compliance (after giving effect to such Incremental Facility and any customary and appropriate pro forma adjustments for acquisitions or dispositions or prepayment of indebtedness in connection therewith (including adjustments for cost-savings and synergies subject to parameters to be agreed), and assuming that any cash proceeds of any Incremental Facilities will not be netted for the purpose of determining compliance) with a Senior Secured Net Leverage Ratio (as defined below) that is less than or equal to 2.00 to 1.0 (the “Incremental Leverage Test”). The Incremental Facilities will be incurred by the Borrower and will rank pari passu in right of payment, with the same guarantees and security as the Term Facility.

The Incremental Facilities shall not initially be effective but may be activated at any time and from time to time during the life of the Term Facility at the request of the Borrower with consent required only from those Lenders (including new lenders ("Additional Lenders") that are reasonably acceptable to the Borrower; provided that the Administrative Agent shall have consent rights (not to be unreasonably withheld or delayed) with respect to such Additional Lender if (and to the extent) such consent would be required under the heading "Assignments and Participations" for an assignment of loans or commitments, as applicable, to such Additional Lender) that agree, in their sole discretion, to participate in such Incremental Facility, and the following shall be conditions to the effectiveness of any Incremental Facility: (a) no default or event of default shall have occurred and be continuing or would result therefrom, except in the case of an Incremental Facility incurred to finance a permitted acquisition or other permitted investment where no payment or bankruptcy event of default will be the standard (except where customary “Sungard” or “certain funds” conditionality is otherwise agreed to by the lenders providing such Incremental Facility), (b) all representations and warranties shall be true and correct in all

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material respects (except to the extent already qualified by materiality, in which case accuracy in all respects is required) immediately prior to, and after giving effect to, the incurrence of such Incremental Facility (except where customary “Sungard” or “certain funds” conditionality is otherwise agreed to by the lenders providing such Incremental Facility, in which cash such limited conditionality shall apply), (c) the maturity date of any such Incremental Facility shall be no earlier than the latest term loan maturity date then in effect, (d) the weighted average life to maturity of any Incremental Facility shall be no shorter than the weighted average life to maturity of the Term Facility, and (e) the interest margins for the Incremental Facility shall be determined by the Borrower and the lenders of the Incremental Facility, provided that in the event that the all-in yield for any Incremental Facility raised within twelve (12) months of the Closing Date is greater than the all-in yield for the Term Facility by more than 50 basis points (the "Yield Differential"), then the Applicable Margin for the Term Facility shall be increased to the extent necessary so that the all-in yield for such Incremental Facility is not more than 50 basis points higher than the all-in yield for the Term Facility, provided that, to the extent such terms and documentation are not identical to the Term Facility (except to the extent permitted by clause (c), (d) or (e) above or except for such terms applicable only to periods after the latest term loan maturity date then in effect), they shall be reasonably satisfactory to the Administrative Agent. For purposes of determining the all-in yield applicable to the Incremental Facility and the Yield Differential, (i) OID or upfront fees (which shall be deemed to constitute like amounts of OID) payable by the Borrower for the account of the Lenders with respect to the Term Facility or the Incremental Facility in the primary syndication thereof shall be included (with OID being equated to interest based on an assumed four-year life to maturity), (ii) customary arrangement or similar fees payable to the Arrangers (or their respective affiliates) in connection with the Term Facility or to one or more arrangers (or their affiliates) of the Incremental Facility shall be excluded, and (iii) if any LIBOR or any ABR floor for the Incremental Facility is greater than the LIBOR or ABR floor, respectively, for the Term Facility, the difference between such floor for the Incremental Facility and the Term Facility shall be equated to an increase in the Applicable Margin (it being agreed that any increase in interest margins to any existing facility required due to the application of a LIBOR or ABR floor on any Incremental Facility shall be effected solely through an increase in (or implementation of, as applicable) any LIBOR or ABR floor (as the case may be) applicable to such Term Facility).
“Senior Secured Net Leverage Ratio” means, as of any date of determination, the ratio of (a)(i) Total Secured Indebtedness (as defined below) as of such date, less (ii) all unrestricted cash and cash equivalents of the Borrower and its restricted subsidiaries up to a cap of $250 million to (b) Consolidated EBITDA (to be defined in a manner to be agreed) of the Borrower and its restricted subsidiaries for the most recently ended four-fiscal quarter period for which financial statements are available.

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“Total Secured Indebtedness” means, as of any date of determination, the outstanding principal amount of funded secured indebtedness for borrowed money, purchase money indebtedness and the principal portion of capital leases, determined on a consolidated basis, of the Borrower and its restricted subsidiaries; provided that when calculating Total Secured Indebtedness under the ABL Facility such amount shall be deemed to be the average daily amount drawn on the ABL Facility over the immediately preceding four quarter period.

Refinancing Facilities:
The Term Loan Documents shall provide for the ability of the Borrower to refinance loans under the Term Facility or under any Incremental Facility with one or more new term facilities (each, a “Refinancing Term Facility”) under such documentation with the consent of the Borrower and the institutions providing such Refinancing Term Facility or with one or more additional series of senior unsecured notes or loans or senior secured notes or loans incurred by the Borrower that will be secured by liens on the Collateral ranking on an equal priority basis (but without regard to the control of remedies) with the liens on the Collateral securing the Term Facility (such notes or loans, “Refinancing Notes” and, together with the Refinancing Term Facility, the “Refinancing Indebtedness”) subject to customary limitations.

Amortization:
Commencing with the last day of the first full calendar quarter following the Closing Date, the Term Facility will amortize in equal quarterly installments in aggregate annual amounts equal to 5% of the original principal amount of the Term Facility, with the remaining balance, together with all other amounts owed with respect thereto, payable on the Term Loan Maturity Date.

Interest:	All amounts outstanding under the Term Facility will bear interest, at the Borrower’s option, at a rate per annum equal to:
(a)    the Base Rate plus the Applicable Margin per annum; or
(b)    the Adjusted LIBOR Rate plus the Applicable Margin per annum;
provided, however, that at no time will the Base Rate be deemed to be less than 1.75% per annum or the Adjusted LIBOR Rate be deemed to be less than 0.75% per annum.
The “Applicable Margin” shall mean, (i) with respect to Base Rate Loans, 2.75% and (ii) with respect to LIBOR Loans, 3.75%.
“Base Rate” and “Adjusted LIBOR Rate” shall be defined in a manner customary for transactions of this kind.

Default Interest:	Upon and during the continuance of any payment or bankruptcy event of default, and solely with respect to any overdue amounts, the applicable interest rate plus 2.00% per annum.

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Voluntary Prepayments:
Voluntary prepayments of borrowings under the Term Facility will be permitted at any time, in minimum principal amounts to be agreed upon, without premium or penalty (subject to the premium described in the next two sentences), subject to reimbursement of the Lenders' redeployment costs in the case of a prepayment of Adjusted LIBOR loans other than on the last day of the relevant interest period. In the event that, within six (6) months of the Closing Date, the Term Facility is refinanced, repaid or repriced in connection with a Repricing Event (as defined below), such prepayment, refinancing or repricing shall be made at 101% of the principal amount prepaid, refinanced or repriced. “Repricing Event” means (i) any prepayment or re-payment of the Term Loans, in whole or in part, with the proceeds of, or conversion of such Term Loans into, any new or replacement tranche of syndicated bank financings bearing interest with an "effective yield" (taking into account, for example, upfront fees, interest rate spreads, interest rate benchmark floors and OID, but excluding the effect of any arrangement, structuring, syndication or other fees payable in connection therewith that are not shared with all lenders or holders of such new or replacement loans) less than the "effective yield" applicable to the Term Loans (as such comparative yields are determined in the reasonable judgment of the Administrative Agent consistent with generally accepted financial practices) and (ii) any amendment to the Term Loans which reduces the "effective yield" applicable to the Term Loans (and any assignment pursuant to the "yank-a-bank" provisions in connection therewith), in the case of each of clauses (i) and (ii), solely to the extent the primary purpose of such replacement or amendment, as reasonably determined by the Borrower in good faith, is to reduce the “effective yield” on the Term Loans. Notwithstanding the foregoing, no such fee shall be payable if such Repricing Event relates to new or replacement loans incurred in connection with a change of control. All voluntary prepayments under the Term Facility shall be applied to the remaining amortization payments thereunder as directed by the Borrower and as between the Term Facility and any Incremental Facility, as directed by the Borrower.

Mandatory Prepayments:	Loans under the Term Facility shall be prepaid with:
(a) 50% (stepping down to 25% if the Senior Secured Net Leverage Ratio is less than or equal 1.50 to 1.00 and to 0% if the Senior Secured Net Leverage Ratio is less than or equal to 1.00 to 1.00) of the Borrower’s annual excess cash flow (to be defined as mutually agreed, but in any event to provide for a deduction from excess cash flow, without duplication among periods, of operating cash flow used to make acquisitions, make permitted investments (other than intercompany investments, cash equivalents, money market instruments and certain other limited exceptions), make certain distributions and dividends (in any event, such deduction not to include those made under the Available Amount Basket, the Free and Clear Basket or the general basket), or make capital expenditures, or to be used within the succeeding twelve months to fund acquisition obligations for which binding agreements

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exist or to make capital expenditures (in each case subject to reversal of such deduction if such amount is not actually expended within such twelve-month period)) commencing with the end of the fiscal year ending on or around January 28, 2017 (with such fiscal year to be calculated on a “stub year” basis only for the full fiscal quarters of the Borrower to occur after the Closing Date); provided that voluntary prepayments of Term Loans shall reduce excess cash flow payments on a dollar-for-dollar basis (except to the extent made with the proceeds of long-term indebtedness or non-ordinary course disposition of property);
(b) to the extent that the net cash proceeds of non-ordinary course asset sales or other dispositions of property (including condemnation and insurance proceeds, but excluding the proceeds of any asset sale or other disposition of ABL Priority Collateral that are required to be applied to the ABL Facility in accordance with the terms of the ABL Facility Documents (as defined in Exhibit C)) by the Borrower or any of its restricted subsidiaries exceeds, in the aggregate, an amount to be agreed in any fiscal year, 100% of such excess net cash proceeds in excess of such aggregate amount to be agreed of all non-ordinary course asset sales or other dispositions of property by the Borrower or its restricted subsidiaries (including, without limitation, insurance and condemnation proceeds), subject to exceptions to be agreed upon and customary reinvestment rights if reinvested within twelve (12) months of such sale or disposition (or committed to be reinvested within such twelve (12) month period and reinvested within six (6) months thereafter); provided that the Borrower shall prepay the loans under the Term Facility and the ABL Facility (without a permanent reduction of the ABL Facility commitments) on a pro rata basis with 100% of the net proceeds received after the Closing Date from any and all Divested Properties in excess of $15 million in the aggregate in any calendar year (except that, in any event, the application of such proceeds shall be reallocated as between the Term Facility and the ABL Facility to the extent required to maintain Excess Availability (as defined in Exhibit C) of not less than $1,000 million after giving effect to such sale of Divested Properties and such repayments); provided, further, that if, after giving pro forma effect to any sale of Divested Properties, the Senior Secured Net Leverage Ratio is less than or equal to 2.00 to 1.00, the proceeds of such Divested Properties shall be permitted to be reinvested as provided above.
(c) 100% of the net cash proceeds of debt issued by the Borrower or its restricted subsidiaries (other than debt permitted under the Term Loan Documents, except for any Refinancing Indebtedness, the net cash proceeds of which, for the avoidance of doubt, will be applied as a mandatory prepayment to the class of loans being refinanced).
Notwithstanding the foregoing, to the extent that the Borrower has determined in good faith that repatriation of any portion of excess cash flow or the net proceeds of any asset sale by a non-U.S. restricted subsidiary would have an adverse tax cost consequence (taking into

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account any foreign tax credit or benefit received in connection with such repatriation) or is not permitted by applicable law, then, to the extent that such adverse tax cost consequence or legal limitation is not directly attributable to actions taken by the Borrower or any of its subsidiaries with the intent of avoiding or reducing any mandatory prepayment otherwise required, the Borrower shall not be required to make a prepayment with such portion of excess cash flow or such net proceeds as provided above.
The above described mandatory prepayments shall be applied first, in direct order to the next eight (8) scheduled quarterly amortization and, second, pro rata to the remaining scheduled amortization payments and, other than with respect to mandatory prepayments in respect of any Refinancing Indebtedness, pro rata among the classes of loans; provided that any mandatory prepayment with the proceeds of Divested Properties shall be applied pro rata to reduce all remaining scheduled amortization payments, pro rata among the classes of loans.
Any Lender may elect not to accept any mandatory prepayment (each a "Declining Lender"). Any prepayment amount declined by a Declining Lender may be retained by the Borrower and any such retained amounts will not thereafter be counted as excess cash flow or net cash proceeds (as described above) in any subsequent measurement period.
“Divested Properties” means the businesses, services or assets required to be divested, transferred or otherwise sold by the Company or the Target in connection with the Acquisition in accordance with the Acquisition Agreement.
Conditions Precedent to
Effectiveness and Borrowings

On the Closing Date:
The several obligations of the Lenders to make, or cause one of their respective affiliates to make, loans under the Term Facility on the Closing Date will be subject to only the following conditions: (i) prior written notice of borrowing and (ii) the conditions set forth or referred to in Section 2 of the Commitment Letter (including those specified in Exhibit D thereto).

Representations and

Warranties:
Limited to the following, defined in a manner usual and customary for facilities and transactions of this type in accordance with the Documentation Principles, subject to customary material adverse effect and materiality qualifiers, exceptions and baskets to be mutually agreed (applicable to the Company and its restricted subsidiaries (and with respect to the PATRIOT Act, OFAC, FCPA and other applicable sanction, anti-money laundering, anti-bribery and anti-corruption laws representations, its unrestricted subsidiaries) and, in the case of the Target and its subsidiaries, giving due regard to matters disclosed in the Acquisition Agreement): corporate status; good standing; power and

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authority; due authorization, execution and delivery; legal, valid and binding documentation; no material consents; no material adverse change; litigation and investigations; use of proceeds; no violation of, or conflicts with, material agreements or instruments; compliance with organizational documents, laws and regulations (including margin regulations); payment of taxes; ownership of subsidiaries and properties; accuracy of financial statements (including pro forma financial statements); accuracy of disclosure; insurance; absence of undisclosed liabilities; intellectual property; inapplicability of the Investment Company Act; consolidated Closing Date solvency after giving effect to the Transactions; labor matters; regulatory matters; PATRIOT Act, OFAC, FCPA and other applicable sanction, anti-money laundering, anti-bribery and anti-corruption laws; validity, priority and perfection of security interests in the Collateral; environmental matters, employment matters and employee benefit matters; no default; in each case subject, on the Closing Date, to the Limited Conditionality Provisions.

Affirmative Covenants:
Limited to the following, defined in a manner usual and customary for facilities and transactions of this type in accordance with the Documentation Principles, subject to customary materiality qualifiers, exceptions and baskets to be mutually agreed (to be applicable to the Company and its restricted subsidiaries and, with respect to the PATRIOT Act, OFAC, FCPA and other applicable sanction, anti-money laundering, anti-bribery and anti-corruption laws, its unrestricted subsidiaries): maintenance of corporate existence and rights; performance of obligations; delivery of consolidated financial statements for the Company and its subsidiaries (including quarterly financial statements and audited annual financial statements (and annual audit opinions from nationally recognized auditors that are not subject to any qualification as to "going concern" or scope of the audit)), related certificates, annual budget and other financial and operational information, including a quarterly MD&A, and including information required under the PATRIOT Act; delivery of notices of default, materially adverse litigation, ERISA events, material adverse change and other material events; maintenance of properties in good working order; maintenance of customary insurance; compliance with laws and regulations; environmental matters; inspection of books and properties; casualty and condemnation; additional loan parties and other further assurances; payment of taxes; maintenance of necessary consents, approvals, licenses and permits; compliance with the PATRIOT Act, OFAC, FCPA and other applicable sanction, anti-money laundering, anti-bribery and anti-corruption laws; commercially reasonable efforts to maintain public corporate credit and facility ratings (but not specific ratings); and post-closing covenant to provide first priority perfected security interests (subject to the terms of the Intercreditor Agreement).

Negative Covenants:
Limited to the following, defined in a manner usual and customary for facilities and transactions of this type in accordance with the Documentation Principles, subject to customary materiality qualifiers,

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exceptions and baskets to be agreed (to be applicable to the Company and its restricted subsidiaries): limitations on dividends and distributions on, and redemptions and repurchases of, equity interests and other restricted payments (which shall permit, among other things, (i) dividends, distributions or redemptions with the Available Amount Basket as set forth below, (ii) dividends, distributions or redemptions in connection with the Transactions (in accordance with the Acquisition Agreement), (iii) if no event of default exists when declared, quarterly dividends by the Company in an amount up to $0.15 per share and (iv) additional dividends, distributions or redemptions when the Free and Clear RP Basket (as defined below) conditions are satisfied); limitations on prepayments, redemptions and repurchases of junior lien, subordinated or unsecured debt (which shall permit, among other things, (i) prepayments, redemptions and repurchases with the Available Amount Basket as set forth below, (ii) unlimited prepayments, redemptions and repurchases when the Free and Clear RP Basket conditions are satisfied and (iii) any refinancing of such junior lien, subordinated or unsecured debt with the proceeds of Permitted Refinancing Indebtedness (to be defined in a manner to be agreed)); limitations on amendments to organizational documents and documentation relating to certain material indebtedness; limitations on liens (which shall permit, among other things, liens securing (i) the ABL Facility, (ii) any Refinancing Indebtedness, and (iii) debt assumed in connection with a Permitted Acquisition or similar investment or other permitted acquisition of an entity that becomes a restricted subsidiary (provided that, in the case of this clause (iii), such liens extend only to the same assets that such liens extended to, and secure the same indebtedness that such liens secured, immediately prior to such assumption and were not created in contemplation thereof)); negative pledge with respect to U.S. owned real property not constituting Collateral; limitations on investments (which shall permit, among other things, (i) intercompany investments (subject to limitations to be agreed regarding investments by Loan Parties in non-Loan Parties), (ii) acquisitions on the terms set forth below regarding Permitted Acquisitions, (iii) investments with the Available Amount Basket as set forth below, (iv) certain investments in joint ventures to be agreed and (v) the Acquisition and investments in connection with the Transactions); limitations on debt and issuance of preferred stock (which shall permit, among other things, (i) the ABL Facility and any refinancing thereof in whole or in part, (ii) any Refinancing Indebtedness, (iii) certain debt existing as of the Closing Date (including the 2018 Notes, the 2023 Notes (as defined in the Commitment Letter), the Target’s 5% debentures due 2030, the Target’s 7.35% debentures due 2016, the Target’s receivables securitization program in France, certain capital leases and certain revenue bonds), (iv) indebtedness incurred and/or assumed in connection with a Permitted Acquisition, similar investment or other permitted acquisition of an entity that becomes a restricted subsidiary on the terms set forth below regarding debt assumed or incurred in connection with a Permitted Acquisition, (v) purchase money debt and capital leases in

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an amount to be mutually agreed, (vi) certain indebtedness of foreign subsidiaries to be mutually agreed (but no less than $300 million in the aggregate at any one time outstanding) and (vii) additional unsecured debt in an amount to be mutually agreed); limitations on mergers and asset sales (which shall permit, among other things, intercompany transfers among the Borrower and its restricted subsidiaries (subject to limitations to be agreed regarding transfers from Loan Parties to non-Loan Parties)); limitations on sale leaseback transactions, with exceptions to be agreed; limitations on transactions with affiliates; limitations on changes in business; limitations on negative pledge clauses; limitations on swap agreements; limitations on change of fiscal quarter, fiscal year and other accounting changes (except in connection with the integration of the Target and its subsidiaries following the Acquisition); and limitations on restrictions on ability of subsidiaries to pay dividends or make distributions (with exclusions to be agreed, including with respect to restrictions included in agreements governing debt of non-U.S. restricted subsidiaries).
The Borrower and its restricted subsidiaries will be permitted to make acquisitions of persons that become restricted subsidiaries or of assets (including assets constituting a business unit, line of business or division) (each, a “Permitted Acquisition”) and incur or assume indebtedness in connection therewith subject to: (a) pro forma compliance, after giving effect to any such transaction, with either (i) a Total Net Leverage Ratio that is less than or equal to the Total Net Leverage Ratio on the Closing Date or (ii) a Total Net Leverage Ratio that is no greater than the Total Net Leverage Ratio immediately prior to giving effect to any such acquisition; (b) no event of default shall have occurred and be continuing or would result therefrom; (c) the acquired entity or business is in the same line of business or carries on, or is, a business complementary to that carried on by the Borrower and its restricted subsidiaries; (d) the Loan Parties comply with the applicable covenants to provide Collateral and guarantees; and (e) acquisitions of entities that do not become Guarantors (or of assets that do not become Collateral) will be subject to the applicable limitations on investments in non-Guarantor subsidiaries to be mutually agreed.
The Borrower or any restricted subsidiary will be permitted to make non-ordinary course of business asset sales or dispositions without limit so long as (a) such sales or dispositions are for fair market value, (b) at least 75% of the consideration for asset sales and dispositions shall consist of cash or cash equivalents, subject to customary terms and limitations and (c) such asset sale or disposition is subject to the terms set forth in the section entitled “Mandatory Prepayments” hereof, if applicable, and subject to other customary terms and conditions to be agreed.
In addition, the negative covenants shall include:

NY\6882757.9 Warrior A&R Commitment Letter

(1) an Available Amount Basket based on (i) $150 million, plus (ii) the retained portion of excess cash flow (i.e., the portion not required to be applied to prepay the Term Loans under the excess cash flow sweep), plus (iii) permitted equity proceeds, which may be used (without duplication) for restricted payments, investments and the prepayment or redemption of junior lien, subordinated or unsecured debt; provided that the Available Amount Basket may only be used in connection with restricted payments and payments or redemptions of junior lien, subordinated or unsecured indebtedness so long as (x) the Borrower is in pro forma compliance with a Senior Secured Net Leverage Ratio of not greater than 2.00 to 1.00 and (y) no event of default have occurred and be continuing or would result therefrom; and
(2) an additional basket to make restricted payments and payments or redemptions of junior lien, subordinated or unsecured indebtedness so long as (x) the Borrower is in pro forma compliance with a Senior Secured Net Leverage Ratio of not greater than 1.50 to 1.00 and (y) no event of default shall have occurred and be continuing or would result therefrom (the “Free and Clear RP Basket”).

Financial Covenant:	None.
Limited Conditionality

Acquisition
For purposes of (i) determining compliance with any provision of the Term Loan Documents that requires the calculation of a financial ratio, (ii) determining compliance with representations, warranties, defaults or events of default or (iii) testing availability under baskets set forth in the Term Loan Documents, in each case, in connection with an acquisition by one or more of Borrower and its restricted subsidiaries of any assets, business or person permitted to be acquired under the Term Loan Documents, in each case whose consummation is not expressly conditioned on the availability of, or on obtaining, third party financing (any such acquisition, a “Limited Condition Acquisition”), at the option of the Borrower (Borrower’s election to exercise such option in connection with any Limited Condition Acquisition, an “LCA Election”), the date of determination of whether any such action is permitted shall be deemed to be the date the definitive agreements for such Limited Condition Acquisition are entered into (the “LCA Test Date”), and if, after giving pro forma effect to the Limited Condition Acquisition and the other transactions to be entered into in connection therewith as if they had occurred at the beginning of the most recent test period ending prior to the LCA Test Date, the Borrower could have taken such action on the relevant LCA Test Date in compliance with such financial ratio or basket, representation, warranty, default or event of default, such financial ratio or basket, representation, warranty, default or event of default shall be deemed to have been complied with.

For the avoidance of doubt, if the Borrower has made an LCA Election and any of the financial ratios or baskets for which compliance was

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determined or tested as of the LCA Test Date are exceeded as a result of fluctuations in any such financial ratio or basket (including due to fluctuations of the target of any Limited Condition Acquisition) solely as a result of fluctuations in Consolidated EBITDA (as opposed to any incurrence, disposition or restricted payment) at or prior to the consummation of the relevant transaction or action, such baskets or financial ratios will not be deemed to have been exceeded as a result of such fluctuations.

If the Borrower has made an LCA Election for any Limited Condition Acquisition, then in connection with any subsequent calculation of any financial ratio or basket availability on or following such date of the execution of the definitive agreement and prior to the earlier of the date on which such acquisition is consummated or such definitive agreement is terminated or expires without consummation of such acquisition, any such financial ratio or basket shall be calculated (and tested) on a pro forma basis assuming that such Limited Condition Acquisition has been consummated and also calculated (and tested) on a pro forma basis assuming that such Limited Condition Acquisition has not been consummated, except that (other than solely with respect to the determinations described in the first paragraph under the heading “Limited Condition Acquisition”) Consolidated EBITDA (except to the extent calculating any financial ratio that is required by this provision to be calculated on a pro forma basis), assets and consolidated net income of any target of such Limited Condition Acquisition can only be used in the determination of the relevant ratios and baskets if and when such acquisition has closed.

Events of Default:
Limited to the following (relating to the Company and its restricted subsidiaries and, solely with respect to any breach of a representation, warranty or covenant applicable to unrestricted subsidiaries, unrestricted subsidiaries), defined in a manner that is usual and customary for facilities and transactions of this type in accordance with the Documentation Principles and subject to, where appropriate, materiality qualifiers and grace periods to be mutually agreed upon: nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect (or in any respect with respect to any representations and warranties already qualified by materiality); cross-default and cross-acceleration to indebtedness in a principal amount exceeding $75 million; bankruptcy and other insolvency-related defaults; material unsatisfied judgments (subject to a threshold of $75 million in the case of monetary judgments); actual or asserted invalidity of guarantees, security documents or other Term Loan Documents; loss of lien priority; ERISA events; and change of control (to be defined in a manner to be agreed). While the accuracy of any representation and warranty other than as set forth or referred to in Section 2 of the Commitment Letter is not a condition precedent to the availability of the Facilities on the Closing Date, all other representations and warranties shall be made on the Closing Date.

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Assignments and

Participations:
From and after the Closing Date, each Lender may assign all or, subject to the minimum amount specified below, a portion of its loans and commitments under the Term Facility. Assignments will require payment of an administrative fee to the Administrative Agent and the consents of the Administrative Agent and the Company, which consents shall not be unreasonably withheld or delayed (and, in the case of the Company, will deemed to be given if no response is received within 10 business days of the date of the request); provided that (i) no consents shall be required for an assignment to an existing Lender or an affiliate or approved fund of an existing Lender, (ii) no consent of the Company shall be required when a payment or bankruptcy event of default is continuing and (iii) no consent of the Company shall be required when such assignment after the Closing Date is by the Arrangers during primary syndication of the Term Facility pursuant to a pre-approved syndication strategy. Each assignment (except to other Lenders or their affiliates or approved funds) will be in a minimum amount of $1.0 million.

In addition, each Lender may sell participations in all or a portion of its loans and commitments under the Term Facility; provided that no purchaser of a participation shall have the right to exercise or to cause the selling Lender to exercise voting rights in respect of the Term Facility, except with respect to: (w) increases in commitments of such participant; (x) reductions or forgiveness of principal, interest, premium or fees payable to such participant; (y) extensions of the Term Loan Maturity Date or the date for payment of any amortization, interest or fees on the loans or commitments in which such participant participates; and (z) releases of all or substantially all of the value of the guarantees, or all or substantially all of the Term Loan Priority Collateral.
In addition, subject to the provisions below, non-pro rata payments will be permitted in connection with loan buy-back or similar programs on terms to be mutually agreed.

The Term Loan Documents shall provide that (a) Term Loans may be purchased and assigned on a non-pro rata basis through (i) open market purchases and/or (ii) Dutch auction or similar procedures to be agreed that are offered to all Lenders on a pro rata basis in accordance with customary procedures to be agreed and, in each case, subject to customary restrictions to be agreed and (b) the Borrower and its subsidiaries shall be eligible assignees of Term Loans; provided that (i) any such Term Loans acquired by the Borrower or any of its subsidiaries shall be cancelled (and be deemed automatically cancelled) promptly upon acquisition thereof, (ii) no loan purchases shall be permitted by the Borrower or any of its subsidiaries if a default or event of default has occurred and is continuing, (iii) all parties to the relevant transactions shall render customary "big boy" disclaimer letters and the Borrower (or such subsidiary, as applicable) shall have executed and delivered to the

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Administrative Agent an Affiliated Lender assignment and assumption agreement and (iv) no proceeds from any ABL Loan (as defined in Exhibit C) shall be used to fund such purchases.
No assignments or participations may be made to Disqualified Lenders and any assignment or participation made in violation of such requirement shall be voidable upon request by the Borrower (unless such Disqualified Lender no longer holds such assignment or participation and the holder thereof would otherwise be an eligible assignee). The Administrative Agent shall have the right to (a) post the list of Disqualified Lenders provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on IntraLinks, SyndTrak Online or similar electronic means (the “Platform”), including that portion of the Platform that is designated for “public side” Lenders and/or (b) provide the DQ List to each Lender requesting the same. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of the Term Loan Documents relating to Disqualified Lenders.

Expenses and Indemnification:
The Borrower shall pay (a) (i) all reasonable and documented or invoiced out-of-pocket expenses of the Administrative Agent, the Collateral Agent and each Arranger associated with the syndication of the Term Facility and the preparation, execution, delivery and administration of the Term Loan Documents and (ii) all reasonable and documented or invoiced out-of-pocket expenses of the Administrative Agent, the Collateral Agent and each Arranger associated with and any amendment or waiver with respect to the Term Loan Documents (including, without limitation, the reasonable and documented fees, disbursements and other charges of counsel identified herein, one local counsel in each relevant material jurisdiction and, solely in the case of an actual or perceived conflict of interest, one additional counsel in each applicable material jurisdiction) and (b) all reasonable and documented or invoiced out-of-pocket expenses of the Administrative Agent, the Collateral Agent, each Arranger and the Lenders (including, without limitation, the reasonable and documented fees, disbursements and other charges of counsel) in connection with the enforcement of the Term Loan Documents.

The Loan Parties will indemnify the Administrative Agent, the Collateral Agent, each Arranger, and the Lenders and their respective affiliates, successors and assigns and the officers, directors, employees, affiliates, agents, advisors, controlling persons and members of each of the foregoing, and hold them harmless from and against all costs, expenses (including, without limitation, reasonable and documented fees, disbursements and other charges of counsel), losses, claims, damages and liabilities of any such Indemnified Person arising out of, or relating to any claim or any litigation or other proceedings (regardless of whether any such Indemnified Person is a party thereto or whether such claim,

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litigation, or other proceeding is brought by a third party or by the Borrower or any of its affiliates, creditors or shareholders) that relate to the Transactions; provided that no Indemnified Person will be indemnified for its gross negligence, material breach of its funding obligations under the Term Facility, bad faith or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable decision or for any dispute that is solely among Indemnified Persons and does not arise from any act or omission by the Borrower or any of its affiliates (other than a dispute involving claims against the Administrative Agent or Collateral Agent in its capacity as such); provided, further that no Indemnified Person or the Borrower shall be liable for any indirect, special, punitive or consequential damages (other than in respect of any such damages incurred or paid by an Indemnified Person to a third party).

Yield Protection and

Increased Costs:
Usual for facilities and transactions of this type, including customary tax gross-up provisions (including customary provisions relating to the implementation of regulations related to Basel III and Dodd-Frank regardless of the date enacted); provided that any U.S. federal withholding taxes imposed on any Lender under current Sections 1471 through 1474 of the U.S. Internal Revenue Code (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) shall be solely for the account and expense of such Lenders.

Voting:
Amendments and waivers of the Term Loan Documents will require the approval of Lenders (the "Required Lenders") holding more than 50.0% of the aggregate amount of loans and commitments under the Term Facility and under any Incremental Facilities, except that: (a) the consent of each Lender directly and adversely affected thereby shall be required with respect to (i) increases in or extensions of commitments of such Lender, (ii) reductions or forgiveness of principal, interest (other than default interest), premium or fees payable to such Lender, (iii) reductions in the amount of, or extensions of scheduled amortization or final maturity or the date for payment to such Lender of any interest, premium or fee, and (iv) changes that impose any additional restrictions on such Lender’s ability to assign any of its rights or obligations; (b) the consent of 100% of the Lenders will be required with respect to (i) modifications to voting requirements or percentages, (ii) modification to certain provisions requiring the pro rata treatment of lenders, and (iii) releases of liens on all or substantially all of the Term Loan Priority Collateral or all or substantially all of the value of the Guarantees (other than in connection with any sale of Collateral or of the relevant Guarantor permitted by the Term Loan Documents); and (c) the consent of the Administrative Agent or the Collateral Agent will be required to amend, modify or otherwise affect the rights and duties of the Administrative Agent or the Collateral Agent, as applicable. Notwithstanding the foregoing, amendments and waivers of the Term Loan Documents that

NY\6882757.9 Warrior A&R Commitment Letter

affect solely the Lenders under the Term Facility or any Incremental Facility will require only the consent of Lenders holding more than 50% of the aggregate commitments or loans, as applicable, under such Term Facility or Incremental Facility.
The Term Loan Documents shall contain customary provisions for replacing non-consenting Lenders in connection with amendments and waivers requiring the consent of all relevant Lenders or of all relevant Lenders directly affected thereby so long as the Required Lenders have consented thereto.

In addition, if the Administrative Agent and the Borrower shall have jointly identified an obvious error or any error or omission of a technical nature in the Term Loan Documents, then the Administrative Agent and the Borrower shall be permitted to amend such provision without any further action or consent of any other party if the same is not objected to in writing by the Required Lenders to the Administrative Agent within five (5) business days following receipt of notice thereof.

The Term Loan Documents shall contain “amend and extend” provisions pursuant to which individual Lenders may agree to extend the maturity date of their outstanding loans (which may include, among other things, an increase in the interest rates payable with respect of such extended loans, with such extensions not subject to any “default stoppers”, financial tests or “most favored nation” pricing provision, upon the request of the Borrower and without the consent of any other Lender (it is understood that (i) no existing Lender will have any obligation to commit to any such extension and (ii) each Lender under the class being extended shall have the opportunity to participate in such extension on the same terms and conditions as each other Lender under such class).

Replacement of Lenders:
The Term Loan Documents shall contain customary provisions for replacing, through an assignment at par or through repayment at par (or, in the case of a non-consenting Lender in connection with a Repricing Event occurring within 6 months of the Closing Date, at 101% of the principal amount so assigned or repaid): (i) non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly and adversely affected thereby so long as the Required Lenders shall have consented thereto and (ii) Lenders invoking yield protection provisions.

Governing Law and

Forum:	New York.
Counsel to the
Arrangers, Administrative
Agent and the Collateral

Agent:	Latham & Watkins LLP.

NY\6882757.9 Warrior A&R Commitment Letter

NY\6882757.9 Warrior A&R Commitment Letter

Exhibit C
Project Warrior
Summary of Terms and Conditions of the ABL Facility
Capitalized terms used but not defined herein have the meanings assigned to such terms as set forth in the Commitment Letter (including Exhibits A, B and D thereto) to which this Exhibit C is attached.

Borrowers:
The Company, Merger Sub (to be succeeded by Target immediately upon consummation of the Acquisition) and certain direct and indirect U.S. operating subsidiaries of the Company with assets to be included in the Borrowing Base (individually, a “Borrower” and, collectively, the “Borrowers”).

Guarantors:
All obligations of the Borrowers under the ABL Facility (including any Additional ABL Commitments (as defined below)) and the obligations of the Loan Parties (as defined below) in respect of certain bank products (including hedging and treasury management obligations) incurred in favor of any person that is an Arranger, the Administrative Agent, a Lender or an affiliate of an Arranger, the Administrative Agent or a Lender at the time such obligations are incurred (or, with respect to any such obligations incurred prior to the Closing Date, in favor of any person that is an Arranger, the Administrative Agent, a Lender or an affiliate of an Arranger, the Administrative Agent or a Lender as of the Closing Date) will be unconditionally guaranteed by the Borrowers (except as to their respective primary obligations) and each existing and each subsequently acquired or organized direct or indirect wholly-owned U.S. restricted subsidiary of the Company (individually, a “Guarantor” and, collectively, the “Guarantors”), subject to customary exceptions (including, without limitation, where the Company and the Administrative Agent reasonably determine that the costs of obtaining such a guarantee are excessive in relation to the value afforded thereby). The Borrowers and the Guarantors are referred to herein as the “Loan Parties”.

The Company will be permitted, on and after the Closing Date, to designate subsidiaries as “unrestricted” (each, an “Unrestricted Subsidiary”), and to re-designate an Unrestricted Subsidiary as “restricted”, subject to (x) customary limitations on investments, loans, advances to, and other investments in Unrestricted Subsidiaries, (y) the absence of any defaults or events of default and (z) in the case of any designation of an Unrestricted Subsidiary, the requirement to satisfy the Payment Conditions (as defined below) except in the case of any Unrestricted Subsidiary designated on the Closing Date. Unrestricted Subsidiaries will not be included in the representations and warranties of the Loan Parties or be subject to affirmative or negative covenants or events of default (other than certain representations, warranties and covenants relating to the PATRIOT Act, OFAC, FCPA and other applicable sanction, anti-money laundering, anti-bribery and anti-corruption laws), and the cash held by, results of operations, assets,

Exhibit C-1
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indebtedness and interest expense of Unrestricted Subsidiaries will not be taken into account for purposes of determining any financial ratio or covenant contained in the ABL Facility Documents.

Joint Lead Arrangers and

Joint Bookrunners:	MLPFS, Barclays, Wells Fargo Bank, HSBC Securities, PNCCM, TD Securities and U.S. Bank (in such capacities, the “Arrangers”).

Lenders:
A syndicate of banks, financial institutions and other entities, including the Initial Lenders, arranged by the Arrangers in consultation with the Company, but excluding Disqualified Lenders (collectively, the “Lenders”).

Administrative Agent:	Bank of America will act as sole and exclusive administrative agent for the Lenders and will perform the duties customarily associated with such role (the “Administrative Agent”).

Collateral Agent:	Bank of America will act as sole and exclusive collateral agent for the Lenders and will perform the duties customarily associated with such role (the “Collateral Agent”).

Issuing Banks:
Bank of America and certain other Lenders that agree to act in such capacity, each with respect to a portion of the aggregate letter of credit sublimit (collectively, the “Issuing Banks”, each an “Issuing Bank”). Notwithstanding the foregoing, no Issuing Bank shall be required to issue documentary letters of credit absent an express agreement by such Issuing Bank to do so.

Swingline Lender:	Bank of America (the “Swingline Lender”).

Syndication Agents:	Barclays, Wells Fargo Bank and HSBC Securities.

Documentation Agents:	PNCCM, TD Securities and U.S. Bank.

Transactions:	As described in Exhibit A.

ABL Facility:
A senior secured revolving credit facility in an aggregate principal amount of $3,000,000,000, which shall be available to the Borrowers in U.S. Dollars, with sublimits to be agreed for borrowings in Euros, Canadian Dollars and other currencies to be agreed (the “ABL Facility”), with subfacilities for letters of credit and swingline loans in maximum amounts and on terms described more fully below. The loans under the ABL Facility are referred to herein as the “ABL Loans”. The aggregate amount of the commitments in respect of the ABL Facility is referred to herein as the “Aggregate Commitments”.

Purpose/Use of Proceeds:
$1,500 million (or such lesser amount as is requested by the Company) of the ABL Facility may be used on the Closing Date to issue letters of credit and for revolving loans to (i) finance a portion of the Refinancings,

NY\6882757.9 Warrior A&R Commitment Letter

(ii) finance the consideration for the Acquisition and pay fees and expenses in connection with the Transactions and (iii) fund upfront fees or original issue discount (“OID”) in respect of the Facilities pursuant to the “flex” provisions of the Fee Letters; provided, that after giving effect to the Transactions on the Closing Date (including the loans and other extensions of credit made under the ABL Facility on the Closing Date) and including the assets of the Target and its subsidiaries in the Borrowing Base, pro forma Excess Availability is at least $750 million; and provided, further, that the Borrowers may also borrow additional amounts (up to $1,700 million in the aggregate) if, after giving effect thereto, pro forma Excess Availability as of the Closing Date (after giving effect to the Transactions) is at least $1,000 million.

Following the Closing Date, the ABL Loans will be used by the Borrowers and their subsidiaries for working capital and general corporate purposes (including permitted acquisitions and other investments).

Closing Date:	The date of the initial funding of the Facilities.

ABL Maturity Date:	The date that is five years after the Closing Date (the “ABL Maturity Date”).

Availability:
Subject to the limitations set forth above in the section entitled “Purpose/Use of Proceeds”, borrowings of ABL Loans may be made at any time on and after the Closing Date, and letters of credit may be issued at any time on and after the Closing Date, to but excluding the business day preceding the ABL Maturity Date. ABL Loans may be borrowed, repaid and, subject to the terms and conditions of the ABL Facility Documents (as defined below), reborrowed at any time and from time to time during the period of availability provided in the preceding sentence.

The aggregate of the outstanding principal amount of the ABL Loans, swingline loans, the undrawn amount of the letters of credit and the unreimbursed amount of payments in respect of drafts under letters of credit issued under the ABL Facility may not at any time exceed the lesser of the Aggregate Commitments and the Borrowing Base (as defined below) determined as at the end of the most recently ended month.

The “Borrowing Base” shall be the sum of:
(a) 90% of the face amount of eligible credit card receivables of the Loan Parties; plus
(b) 85% of the book value of eligible accounts receivable of the Loan Parties (other than any credit card receivables referred to in clause (a) above and any unbilled accounts receivable referred to in clause (c) below); plus

NY\6882757.9 Warrior A&R Commitment Letter

(c) 75% of the book value of eligible unbilled accounts receivable of the Loan Parties for goods that have been delivered, subject to a cap to be agreed; plus
(d) 90% of the “net recovery percentage” (the percentage of the book value of applicable eligible collateral recoverable in an orderly liquidation as determined in the most recent appraisal delivered to the Collateral Agent) of eligible inventory of the Loan Parties located in the U.S., multiplied by the book value (excluding LIFO reserves) of such eligible inventory; minus
(e) eligibility reserves.
Eligibility criteria and reserves will be determined in accordance with mutually agreed criteria to be set forth in the ABL Facility Documents and will, in any case, be not less favorable (in any material respect) to the Borrowers than the provisions regarding reserves and eligibility set forth in the Existing Credit Facility. If the 2018 Notes (as defined in Exhibit B) are not refinanced, redeemed or defeased at least 60 days prior to their maturity date (as such maturity date may be extended from time to time in accordance with the terms of the 2018 Notes), the Administrative Agent shall impose an Availability reserve in an amount equal to the outstanding principal balance of such 2018 Notes, which reserve shall remain in effect until the 2018 Notes are fully refinanced, redeemed or defeased. As it relates to clauses (a), (b) and (c) above, any such receivable that is subject to a securitization facility shall not be eligible.

Letters of Credit:
Up to $750,000,000 of the ABL Facility will be available for letters of credit, on terms and conditions to be set forth in the ABL Facility Documents, on or after the Closing Date. Each letter of credit shall expire not later than the earlier of (i) 12 months after its date of issuance (subject to customary provisions for annual extension) and (ii) the second business day prior to the ABL Maturity Date.

Drawings under any letter of credit shall be reimbursed by the Borrowers within one business day after notice of such drawing is received by the Borrowers. To the extent that the Borrowers do not reimburse the applicable Issuing Bank within one business day after receipt of notice, the Lenders under the ABL Facility shall be irrevocably obligated to reimburse such Issuing Bank pro rata based upon their respective commitments. Letters of credit shall be available in U.S. Dollars, with sublimits to be agreed for letters of credit issued in Canadian Dollars, Euros and other currencies to be agreed.

The issuance of all letters of credit shall be subject to the customary procedures of the applicable Issuing Bank.

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Certain letters of credit issued pursuant to the Existing Credit Facility (as defined in Exhibit A), or issued pursuant to the Company’s existing credit facility or other letter of credit facilities, shall be deemed issued under the ABL Facility on the Closing Date pursuant to arrangements acceptable to the applicable Issuing Banks and the Administrative Agent.

Swingline Facility:
The Swingline Lender will make available to the Borrowers a swingline facility under which the Borrowers may make short-term borrowings in U.S. Dollars of up to an aggregate amount to be agreed upon. Except for purposes of calculating the Commitment Fee described below, any such swingline borrowings will reduce availability under the ABL Facility on a dollar-for-dollar basis. Each Lender under the ABL Facility shall, promptly upon request by the Swingline Lender, fund to the Swingline Lender its pro rata share of any swingline borrowings.

Collateral:
Subject, on the Closing Date, to the Limited Conditionality Provisions (as set forth in Section 2 of the Commitment Letter) and subject to the limitations set forth below in this section, the obligations of the Loan Parties in respect of the ABL Facility and certain bank products (including hedging and treasury management obligations) incurred in favor of any person that is an Arranger, the Administrative Agent, a Lender or an affiliate of an Arranger, the Administrative Agent or a Lender at the time such obligations are incurred (or, with respect to any such obligations incurred prior to the Closing Date, in favor of any person that is an Arranger, the Administrative Agent, a Lender or an affiliate of an Arranger, the Administrative Agent or a Lender as of the Closing Date) will be secured by substantially all assets of the Loan Parties, wherever located, now owned or hereafter acquired, including the following (collectively, the "Collateral"):

(a) a perfected first-priority security interest (subject to permitted liens) in all (i) accounts receivable (other than Term Loan Receivables (as defined in Exhibit B)), credit card receivables, inventory (excluding any consigned inventory), chattel paper, deposit and security accounts (other than such accounts containing solely proceeds of Term Loan Priority Collateral (as defined in Exhibit B) to the Commitment Letter), (ii) to the extent evidencing, securing, governing, or otherwise reasonably related to the assets described in the foregoing subclause (i), all general intangibles (other than intellectual property), investment property (other than equity interests owned by the Borrowers and the Guarantors), documents, instruments, commercial tort claims, supporting obligations, and letters of credit and letter of credit rights; provided, however, that to the extent any of the foregoing also evidence. secure, govern or otherwise reasonably relate to any Term Priority Collateral, only that portion that evidences, governs, secures or primarily relates to ABL Priority Collateral shall constitute ABL Priority Collateral, (iii) all books and records related to the foregoing, and (iv) all proceeds and products of the foregoing (all of the foregoing, the “ABL Priority Collateral”); and

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(b) a perfected second-priority security interest (subject to permitted liens) in the Term Loan Priority Collateral.

Notwithstanding anything to the contrary, the Collateral shall exclude the following: (A) motor vehicles and other assets subject to certificates of title (to the extent a lien thereon cannot be perfected by filing of a UCC financing statement); (B) pledges and security interests over assets (including in respect of interests in partnerships, joint ventures and other non-wholly owned entities) to the extent prohibited by law, except to the extent such prohibition is unenforceable after giving effect to applicable provisions of the Uniform Commercial Code, other than proceeds thereof, the assignment of which is expressly deemed effective under the Uniform Commercial Code notwithstanding such prohibitions; (C) all fee owned real property having a book value less than $7.5 million (with all required mortgages being permitted to be delivered post-closing subject to the requirements of the Limited Conditionality Provisions) determined on the Closing Date for existing real property and on the date of acquisition for any after acquired real property (or the date of substantial completion of any material improvement thereon or new construction thereof) and all real property leasehold interests; (D) intent to use trademark or service mark applications until such time as a statement of use is filed; (E) equity interests in any person other than wholly owned restricted subsidiaries to the extent not permitted by the terms of such subsidiary's organizational or joint venture documents; (F) any lease, license or other agreement or any property subject to a purchase money security interest, capital lease obligation or similar arrangements, in each case, to the extent permitted under the ABL Facility Documents and to the extent that a grant of a security interest therein would violate or invalidate such lease, license or agreement, purchase money, capital lease or a similar arrangement or create a right of termination in favor of any other party thereto (other than a Loan Party), in each case, after giving effect to the applicable anti-assignment provisions of the UCC or other applicable law, other than proceeds and receivables thereof and (G) (i) the Divested Properties (as defined in Exhibit B) and (ii) any other real property identified in writing by the Company prior to the Closing Date that is for sale on the Closing Date or that the Company or any Guarantor intends to sell as part of the restructuring and integration in connection with the Acquisition, in each case, that would otherwise not be excluded pursuant to clause (C) above and that have not been disposed of on or prior to 120 days after the Closing Date (in which case perfection of the lien on such Divested Properties or such other real property shall be provided within 180 days after the Closing Date, or such longer period as the Administrative Agent may agree in its reasonable judgment). For the avoidance of doubt, notwithstanding the foregoing, the ABL Lenders will have a security interest in all collateral required under the Term Facility, which security interest shall be (x) senior to any lien the secured parties in respect of the Term Facility have in any ABL Loan Priority Collateral and (y) junior to any lien the secured parties in respect of the Term Facility have in any Term Priority Collateral.

NY\6882757.9 Warrior A&R Commitment Letter

Intercreditor Matters:
The exercise of certain rights and remedies with respect to the respective security interests and liens of the Collateral Agent and the collateral agent under the Term Facility with respect to the assets of the Loan Parties will be subject to an intercreditor agreement that will contain customary lien subordination, completion rights, collateral access and intellectual property licensing provisions, all in form and substance reasonably satisfactory to the Arrangers, the arrangers of the Term Facility and the Company (the “Intercreditor Agreement”).

Documentation:
The definitive credit documentation for ABL Facility will include, among other items, a credit agreement, guarantees, Intercreditor Agreement and appropriate pledge and security agreements (collectively, the “ABL Facility Documents”). The ABL Facility Documents will contain the terms set forth in this Exhibit C, in each case, substantially similar to the corresponding terms (if any) set forth in the Existing Credit Facility, except as expressly set forth herein and, to the extent any other terms are not expressly set forth in this Exhibit C or the Existing Credit Facility will (i) be usual and customary for asset based facilities made available to borrowers in a similar industry to the Borrowers, (ii) be negotiated in good faith within a reasonable time period to be determined based on the expected Closing Date and taking into account the timing of the syndication of the ABL Facility and the pre-closing requirements of the Acquisition Agreement, (iii) contain such other terms as the Borrower and the Arrangers shall reasonably agree and (iv) give due regard to a combination of (a) the leverage profile and projected free cash flow generation of the Borrower and its restricted subsidiaries after giving effect to the Transactions, (b) general trends and risks affecting the industry and the Borrower and its restricted subsidiaries and (c) prevailing market conditions at the time of syndication of the Facilities (iv) reflect the operational and strategic requirements of the Borrower and its restricted subsidiaries, (v) take into account the proposed business plan and financial model of the Company and (vi) be in a form such that they do not impair the availability of the ABL Facility on the Closing Date if the conditions to funding set forth or referred to in Section 2 of the Commitment Letter are satisfied (collectively, the “Documentation Principles”).

Incremental Facilities:
The Borrowers shall be entitled on one or more occasions to increase commitments under the ABL Facility (the “Additional ABL Commitments”) in an aggregate principal amount of up to $500,000,000 (which amount shall be reduced dollar for dollar by the amount, if any, by which the aggregate principal amount of the ABL Facility exceeds $3,000,000,000 on the Closing Date), which shall have the same guarantees as, and be secured on a pari passu basis by the same collateral securing, the ABL Facility; provided that (i) no event of default or default exists or would exist after giving effect thereto, (ii) the representations and warranties in the ABL Facility Documents are true and correct in all material respects, (iii) the final maturity date of Additional ABL

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Commitments shall be the ABL Maturity Date, and (iv) the other terms and conditions in the respect thereof shall be the same as those applicable to the other commitments and loans under the ABL Facility except as otherwise provided below. The Borrowers may seek Additional ABL Commitments from existing Lenders (each of which shall be entitled to agree or decline to participate in its sole discretion) and additional lenders who will become Lenders in connection therewith. The initial “yield” on the Additional ABL Commitments shall not exceed the “yield” at such time on the ABL Facility (with “yield” being determined by the Administrative Agent taking into account the applicable margin, commitment fees, and any LIBOR or Base Rate floors, but not any fees paid to the Arrangers in connection with the ABL Facility or the arrangers of the Additional ABL Commitments that are not shared with all Lenders), unless the applicable margin on revolving loans made pursuant to the then existing commitments are increased so that the “yield” on such loans pursuant to the existing commitments is equal to the “yield” for the loans to be made pursuant to the Additional ABL Commitments. The determination of the yield differential shall not take into account upfront fees or OID paid for either the then existing commitments under the ABL Facility or the Additional ABL Commitments.

Interest:
At Borrowers’ option, loans denominated in U.S. Dollars will bear interest based on the Base Rate or LIBOR Rate, as described below (except that all swingline borrowings will accrue interest based on the Base Rate). Loans denominated in Euros or Canadian Dollars will bear interest based on the applicable Eurocurrency Rate, as described below.

A. Base Rate Option
Base Rate borrowings will bear interest at the Base Rate plus the Applicable Margin specified below, calculated on the basis of a year of 360 days (or 365/366 days in the case of Base Rate loans the interest rate payable on which is then based on the prime commercial lending rate of Bank of America) and payable quarterly in arrears. The “Base Rate” means the highest of (i) the Federal Funds Rate, as published by the Federal Reserve Bank of New York, plus 1/2 of 1%, (ii) the prime commercial lending rate of Bank of America as established from time to time, and (iii) the one-month LIBOR plus 1%.

Base Rate borrowings will be in minimum amounts to be agreed (and minimum multiples thereof) and (other than swingline borrowings) will require one business day’s prior notice.

B. LIBOR Option
LIBOR borrowings will bear interest for periods to be selected by the Borrowers (“Interest Periods”) of one, two, three or six months or, with the consent of all Lenders, twelve months, and will be at a rate per annum equal to the London Interbank Offered Rate (“LIBOR”) for the applicable

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Interest Period for the corresponding deposits of U.S. Dollars, plus the Applicable Margin specified below. LIBOR for an Interest Period will be the rate appearing on Reuters Screen LIBOR01 Page (or any successor or substitute therefor selected by the Administrative Agent in its reasonable judgment) two business days prior to the start of the Interest Period. Interest will be paid at the end of each Interest Period or, in the case of Interest Periods longer than three months, every three months, and will be calculated on the basis of the actual number of days elapsed in a year of 360 days. LIBOR will be adjusted for maximum statutory reserve requirements (if any).

LIBOR borrowings will require three business days’ prior notice and will be in minimum amounts (and minimum multiples thereof) to be agreed upon.

C. Eurocurrency Rate

Eurocurrency Rate borrowings will bear interest at the applicable Eurocurrency Rate plus the Applicable Margin specified below. “Eurocurrency Rate” shall be defined in a manner to be agreed based on the Administrative Agent’s customary manner for determining rates with respect to Euros and Canadian Dollars.

Eurocurrency Rate borrowings will require three business days’ prior notice and will be in minimum amounts (and minimum multiples thereof) to be agreed upon.

Interest Margins:
The “Applicable Margin” will be the interest rate per annum set forth in the following pricing grid. The Applicable Margins will initially be set at the Applicable Margins in Tier 3 below and, commencing with the date that is 6 months after the Closing Date, will be subject to increase or reduction based upon the average daily Excess Availability Percentage (as defined below) during the most recently ended fiscal quarter:

Tier	Quarterly Average Excess Availability Percentage	LIBOR Borrowings	Base Rate Borrowings
1	>66.7%	1.50%	0.50%
2	<66.7% but > 33.3%	1.75%	0.75%
3	<33.3%	2.00%	1.00%

“Excess Availability” means the amount by which (a) the lesser of (i) the Borrowing Base and (ii) the Aggregate Commitments (such lesser amount, the “Availability”) exceeds (b) the sum of (i) the aggregate outstanding principal balance of the loans (including swingline loans)

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under the ABL Facility plus (ii) the undrawn face amount of outstanding letters of credit issued under the ABL Facility and the unreimbursed amount of payments in respect of drafts under letters of credit issued under the ABL Facility, and “Excess Availability Percentage” means the percentage obtained by dividing Excess Availability by the amount of clause (a).

Default Interest:
During the continuation of an event of default, all ABL Loans shall accrue interest at a rate of 2.0% per annum plus the rate otherwise applicable to such principal. Default interest shall be payable on demand.

Commitment Fee:
A Commitment Fee shall accrue on the average daily unused amount of the Aggregate Commitments under the ABL Facility (calculated as the excess of the Aggregate Commitment over the outstanding principal balance of the loans (excluding swingline loans), the undrawn face amount of the outstanding letters of credit, and the unreimbursed payments under letters of credit) at a rate (a) if the average daily utilization (as a percentage of the Aggregate Commitments during the most recently ended fiscal quarter) is greater than 40%, 0.25% per annum and (b) if such average daily utilization (as a percentage of the Aggregate Commitments during the most recently ended fiscal quarter) is less than or equal to 40%, 0.375% per annum. Accrued Commitment Fees will be payable quarterly in arrears (calculated on a 360-day basis) for the account of the Lenders from the Closing Date.

Letter of Credit Fees:
The Borrowers will pay (i) the applicable Issuing Bank for each letter of credit under the ABL Facility a fronting fee equal to 0.125% per annum calculated on the aggregate face amount of outstanding letters of credit, payable in arrears at the end of each quarter and on the ABL Maturity Date and (ii) the Lenders under the ABL Facility letter of credit participation fees at a rate per annum equal to the interest margin for LIBOR Loans, in each case, on the undrawn amount of all outstanding standby letters of credit and 50% of the interest rate margin for LIBOR Loans for documentary letters of credit. In addition, Borrowers will pay each Issuing Bank customary issuance fees.

Mandatory Prepayments:
The Borrowers shall be required to prepay the revolving loans and cash collateralize undrawn letters of credit by the amount, if any, by which (a) the sum of (i) the aggregate outstanding principal balance of the loans (including swingline loans) under the ABL Facility plus (ii) the U.S. Dollar equivalent of the undrawn face amount of outstanding letters of credit issued under the ABL Facility and the unreimbursed amount of payments in respect of drafts under letters of credit issued under the ABL Facility exceeds (b) the Availability.

The Borrowers shall prepay the ABL Loans and (if the ABL Loans are repaid in full) cash collateralize undrawn letters of credit (without a permanent reduction of the Aggregate Commitments) in an amount equal to 100% of the net proceeds received from the sale or other disposition

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of, or casualty with respect to or condemnation of, ABL Priority Collateral (to the extent of the type included in the Borrowing Base) not in the ordinary course of business subject to thresholds and other exceptions to be agreed and subject to 100% reinvestment rights if the proceeds are reinvested or committed to be reinvested within 12 months of receipt (if committed to be reinvested within such 12 month period, to the extent reinvested within 6 months thereafter) in assets constituting Collateral, provided, however, that if no Liquidity Period (as defined below) is then in effect, the Borrowers shall only be required to prepay the revolving loans and cash collateralize undrawn letters of credit to the extent of any such net proceeds equal to the amount advanced or available to be advanced against the ABL Priority Collateral subject to the sale or other disposition. In addition, the Borrowers shall prepay the revolving loans and cash collateralize undrawn letters of credit under the ABL Facility (without a permanent reduction of the Aggregate Commitments) and prepay the loans under the Term Facility on a pro rata basis with 100% of the net proceeds received after the Closing Date from any and all Divested Properties in excess of $15 million in the aggregate in any calendar year (except that, in any event, the application of such proceeds shall be reallocated as between the Term Facility and the ABL Facility to the extent required to maintain Excess Availability of not less than $1,000 million after giving effect to such sale of Divested Properties and such repayments); provided, further, that if, after giving pro forma effect to any sale of Divested Properties, the Senior Secured Net Leverage Ratio is less than or equal to 2.00 to 1.00, the proceeds of such Divested Properties shall be permitted to be reinvested as provided above.

Notwithstanding the foregoing, to the extent that the Company has determined in good faith that repatriation of any portion of the net proceeds of any asset sale by a non-U.S. restricted subsidiary would have an adverse tax cost consequence (taking into account any foreign tax credit or benefit received in connection with such repatriation) or is not permitted by applicable law, then, to the extent that such adverse tax cost consequence or legal limitation is not directly attributable to actions taken by the Company or any of its subsidiaries with the intent of avoiding or reducing any mandatory prepayment otherwise required, the Borrowers shall not be required to make a prepayment with such portion of such net proceeds as provided above.

There will be no prepayment penalties (except LIBOR or Eurocurrency breakage costs) for mandatory prepayments.

Cash Dominion:
The Borrowers shall be required to enter into account control agreements on the Borrowers’ concentration accounts and other accounts to be mutually determined (with exceptions for certain accounts to be agreed) within 90 days after the Closing Date (or such longer period as the Administrative Agent may reasonably agree). The Borrowers shall be required to maintain a main cash concentration account and blocked accounts with a financial institution reasonably acceptable to the

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Administrative Agent into which all proceeds of the ABL Priority Collateral are deposited (subject to mutually agreeable exceptions). The Administrative Agent shall have the right, during a Liquidity Period, to cause all amounts on deposit in any blocked account to be transferred to the main concentration account at the end of each business day. During a Liquidity Period, the Administrative Agent shall have the right to require that all amounts on deposit in the main concentration account be applied on a daily basis by the Administrative Agent to reduce loans outstanding under the ABL Facility. Amounts so prepaid shall, subject to the terms and conditions of the ABL Facility Documents, be available to be reborrowed.

“Liquidity Period” means the period from the date that (a) an event of default has occurred and is continuing or (b) (i) the Excess Availability Percentage is less than 12.5% or (ii) Excess Availability is less than $300 million, in the case of this clause (b), for 3 consecutive business days, until the date that the Excess Availability Percentage (or Excess Availability) has been equal to or greater than the percentage or amount described in clause (b) for 30 consecutive days and no event of default is continuing.

Optional Prepayments:
The Borrowers may voluntarily prepay ABL Loans (together with accrued but unpaid interest thereon) under the ABL Facility in whole or in part (subject to a minimum threshold to be agreed) at any time and from time to time without premium or penalty (except LIBOR or Eurocurrency breakage costs). Borrowers may also voluntarily reduce the Aggregate Commitments in whole or in part (subject to a minimum threshold to be agreed), at any time and from time to time without premium or penalty.

Conditions Precedent to
Effectiveness and Borrowings
on the Closing Date:    Conditions precedent to the initial extensions of credit under the ABL
Facility will be subject to only the following conditions: (i) prior written notice of borrowing or letter of credit request, as applicable, and (ii) the conditions set forth or referred to in Section 2 of the Commitment Letter (including those specified in Exhibit D thereto).

Conditions Precedent
to Other Credit Extensions:    Conditions precedent to each extension of credit (other than the initial extensions of credit on the Closing Date) under the ABL Facility will be (1) the absence of any continuing default or event of default, (2) the accuracy of representations and warranties in all material respects, (3) receipt of a customary borrowing notice or letter of credit request, as applicable, and (4) Excess Availability.

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Representations and
Warranties:    Limited to the following, defined in a manner usual and customary for facilities and transactions of this type in accordance with the Documentation Principles, subject to customary material adverse effect and materiality qualifiers, exceptions and baskets to be mutually agreed and applicable to the Company and its restricted subsidiaries (and, with respect to the PATRIOT Act, OFAC, FCPA and other applicable sanction, anti-money laundering, anti-bribery and anti-corruption laws representations, its unrestricted subsidiaries) and, in the case of the Target and its subsidiaries, giving due regard to matters disclosed in the Acquisition Agreement: corporate status; good standing; power and authority; due authorization, execution and delivery; legal, valid and binding documentation; no material consents; no material adverse change; litigation and investigations; use of proceeds; no violation of, or conflicts with, material agreements or instruments; compliance with organizational documents, laws and regulations (including margin regulations); payment of taxes; ownership of the Borrowers and their respective subsidiaries and properties; accuracy of financial statements (including pro forma financial statements); accuracy of disclosure; insurance; absence of undisclosed liabilities; intellectual property; inapplicability of the Investment Company Act; solvency; labor matters; regulatory matters; PATRIOT Act, OFAC, FCPA and other applicable sanction, anti-money laundering, anti-bribery and anti-corruption laws; validity, priority and perfection of security interests in the Collateral; cash management and credit card arrangements; environmental matters, employment matters and employee benefit matters; common enterprise; and no default; in each case subject, on the Closing Date, to the Limited Conditionality Provisions.

Affirmative Covenants:
Limited to the following, defined in a manner usual and customary for facilities and transactions of this type in accordance with the Documentation Principles, subject to customary materiality qualifiers, exceptions and baskets to be mutually agreed (to be applicable to the Company and its restricted subsidiaries and, with respect to the PATRIOT Act, OFAC, FCPA and other applicable sanction, anti-money laundering, anti-bribery and anti-corruption laws, its unrestricted subsidiaries): maintenance of corporate existence and rights; performance of obligations; delivery of consolidated financial statements for the Company and its subsidiaries (including quarterly financial statements and audited annual financial statements (and annual audit opinions from nationally recognized auditors that are not subject to any qualification as to "going concern" or scope of the audit)), related certificates, annual budget and other financial and operational information, including a quarterly MD&A, and including information required under the PATRIOT Act; delivery of borrowing base certificates and other collateral reports (on a monthly basis, but on a weekly basis if (a) an event of default has occurred and is continuing or (b)(i) the Excess Availability Percentage is less than 15% or (ii) Excess Availability is less than $350 million, in the case of this clause (b), for 3 consecutive business

NY\6882757.9 Warrior A&R Commitment Letter

days, until the date that the Excess Availability Percentage (or Excess Availability) has been equal to or greater than the percentage or amount described in clause (b) for 30 consecutive days and no event of default is continuing); delivery of notices of default, litigation, ERISA events, material adverse change and other material events; maintenance of properties in good working order; maintenance of customary insurance; compliance with laws and regulations; compliance with the PATRIOT Act, OFAC, FCPA and other applicable sanction, anti-money laundering, anti-bribery and anti-corruption laws; environmental matters; inspection of books and properties; field examinations, appraisals and collateral audits (one per annum normally, two per annum during a twelve-month period if the Excess Availability Percentage falls below 25% for 5 consecutive days and quarterly during an event of default, but, in any event, not more than four per year); cash management arrangements; casualty and condemnation; additional loan parties and other further assurances; payment of taxes; maintenance of necessary consents, approvals, licenses and permits; and post-closing covenant to provide first priority perfected security interests (subject to the terms of the Intercreditor Agreement).

Negative Covenants:
Limited to the following, defined in a manner usual and customary for facilities and transactions of this type in accordance with the Documentation Principles, subject to customary materiality qualifiers, exceptions and baskets to be agreed (to be applicable to the Company and its restricted subsidiaries): limitations on dividends and distributions on, and redemptions and repurchases of, equity interests and other restricted payments (which shall permit, among other things, (i) dividends, distributions or redemptions subject to the Payment Conditions as set forth below, (ii) dividends, distributions or redemptions in connection with the Transactions (in accordance with the Acquisition Agreement) and (iii) if no event of default exists when declared, quarterly dividends by the Company in an amount up to $0.15 per share); limitations on prepayments, redemptions and repurchases of junior lien, subordinated or unsecured debt (which shall permit, among other things, (i) prepayments, redemptions and repurchases subject to the Payment Conditions as set forth below and (ii) any refinancing of such junior lien, subordinated or unsecured debt with the proceeds of Permitted Refinancing Indebtedness (to be defined in a manner to be agreed)); limitations on amendments to organizational documents and documentation relating to certain material indebtedness; limitations on liens (which shall permit, among other things, liens securing (i) the Term Facility and (ii) debt assumed in connection with a Permitted Acquisition (as defined below) or similar investment or other permitted acquisition of an entity that becomes a restricted subsidiary (provided that, in the case of this clause (ii), such liens extend only to the same assets that such liens extended to, and secure the same indebtedness that such liens secured, immediately prior to such assumption and were not created in contemplation thereof); negative pledge with respect to owned U.S. real property not constituting Collateral; limitations on investments (which

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shall permit, among other things, (i) intercompany investments (subject to limitations to be agreed regarding investments by Loan Parties in non-Loan Parties), (ii) acquisitions on the terms set forth below regarding Permitted Acquisitions, (iii) investments subject to the Payment Conditions as set forth below, (iv) certain investments in joint ventures to be agreed and (v) the Acquisition and investments in connection with the Transactions); limitations on debt and issuance of preferred stock (which shall permit, among other things, (i) the Term Facility and any refinancing thereof in whole or in part, (ii) certain debt existing on the Closing Date (including the 2018 Notes, the 2023 Notes, the Target’s 5% debentures due 2030, the Target’s 7.35% debentures due 2016, the Target’s receivables securitization program in France, certain capital leases and certain revenue bonds), (iii) purchase money debt and capital leases in an amount to be mutually agreed, (iv) certain indebtedness of foreign subsidiaries to be mutually agreed (but no less than $300 million in the aggregate at any one time outstanding), (v) debt assumed or incurred in connection with a Permitted Acquisition (as defined below) or similar investment or other permitted acquisition of an entity that becomes a restricted subsidiary, in each case, subject to the Payment Conditions as set forth below and (vi) additional unsecured debt in an amount to be mutually agreed); limitations on mergers and asset sales (which shall permit, among other things, intercompany transfers among the Company and its restricted subsidiaries (subject to limitations to be agreed regarding transfers from Loan Parties to non-Loan Parties)); limitations on sale leaseback transactions with exceptions to be agreed; limitations on transactions with affiliates; limitations on changes in business; limitations on negative pledge clauses; limitations on swap agreements; limitations on change of fiscal quarter, fiscal year and other accounting changes (except in connection with the integration of the Target and its subsidiaries following the Acquisition); and limitations on restrictions on ability of subsidiaries to pay dividends or make distributions (with exclusions to be agreed, including with respect to restrictions included in agreements governing debt of non-U.S. restricted subsidiaries).
The Company and its restricted subsidiaries will be permitted to make acquisitions of persons that become restricted subsidiaries or of assets (including assets constituting a business unit, line of business or division), and assume debt and liens in connection therewith (each, a “Permitted Acquisition”) subject to: (a) compliance with the Payment Conditions; (b) no event of default shall have occurred and be continuing or would result therefrom; (c) the acquired entity or business is in the same line of business or carries on, or is, a business complementary to that carried on by the Borrower and its restricted subsidiaries; (d) the Loan Parties comply with the applicable covenants to provide Collateral and guarantees; and (e) acquisitions of entities that do not become Guarantors (or of assets that do not become Collateral) will be subject to the applicable limitations on investments in non-Guarantor subsidiaries to be mutually agreed.

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The Company and its restricted subsidiaries will also be permitted to make unlimited restricted payments, investments and prepayments of junior lien, subordinated or unsecured debt subject to satisfaction of the Payment Conditions. Satisfaction of the “Payment Conditions” means that no default or event of default has occurred and is continuing and, on a pro forma basis after giving effect to such restricted payment, investment or prepayment, either:
(i) (A) Excess Availability would be at least 15% of Availability (or 12.5% of Availability in the case of permitted acquisitions and other investments) on such date and for the projected following 6-month period, and (B) the Consolidated Fixed Charge Coverage Ratio (to be defined) for the most recent four fiscal quarter period would be at least 1.1 to 1.0 (or, in the case of permitted acquisitions and other investments, 1.0 to 1.0); or

(ii) Excess Availability would be at least 25% of Availability (or 20% of Availability in the case of permitted acquisitions and other investments) on such date and for the projected following 6-month period.

Financial Covenants:
If either (a) the Excess Availability Percentage is less than 10% at any time, (b) Excess Availability is less than $250 million at any time or (c) an event of default is continuing, until the 30th consecutive day that all such triggers no longer exist, the Company shall comply with a minimum Consolidated Fixed Charge Coverage Ratio for the Company and its consolidated subsidiaries for the then most recent period of four consecutive fiscal quarters for which financial statements have been delivered in accordance with ABL Facility Documents, of at least 1.00 to 1.00.

“Consolidated Fixed Charge Coverage Ratio” means the ratio, determined as of the end of each fiscal quarter of the Company for the most recently ended four fiscal quarters, of (a) Consolidated EBITDA (to be defined in a manner to be agreed and consistent with the definition in the Term Facility) minus the unfinanced portion of capital expenditures, minus taxes paid in cash net of refunds, to (b) Fixed Charges, all calculated for the Company and its restricted subsidiaries on a consolidated basis in accordance with GAAP.

“Fixed Charges” means, with reference to any period, without duplication, cash interest expense (net of interest income), plus scheduled principal payments on indebtedness made during such period (other than certain payments to be agreed), plus dividends or distributions paid in cash, plus capital lease obligation payments, plus cash contributions to benefits plans, all calculated for the Company and its restricted subsidiaries on a consolidated basis.

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Events of Default:
Limited to the following (relating to the Company and its restricted subsidiaries and, solely with respect to any breach of a representation, warranty or covenant applicable to unrestricted subsidiaries, unrestricted subsidiaries), defined in a manner that is usual and customary for facilities and transactions of this type in accordance with the Documentation Principles and subject to, where appropriate, materiality qualifiers and grace periods to be mutually agreed upon: nonpayment of principal, interest or other amounts; violation of covenants; incorrectness of representations and warranties in any material respect (or in any respect with respect to any representations and warranties already qualified by materiality); cross-default and cross-acceleration to other indebtedness in a principal amount exceeding $75 million; bankruptcy and other insolvency-related defaults; material unsatisfied judgments (subject to a threshold of $75 million in the case of monetary judgments); actual or asserted invalidity of guarantees, security documents or other ABL Facility Documents; loss of lien priority; ERISA events; and change of control (to be defined in a manner to be agreed). While the accuracy of any representation and warranty other than as set forth or referred to in Section 2 of the Commitment Letter is not a condition precedent to the availability of the Facilities on the Closing Date, all other representations and warranties shall be made on the Closing Date.

Assignments and Participations:
After the Closing Date, each Lender may assign all or, subject to the minimum amount specified below, a portion of its loans and commitments under the ABL Facility. Assignments will require payment of an administrative fee to the Administrative Agent and the consents of the Administrative Agent, each Issuing Bank, the Swingline Lender and the Company, which consents shall not be unreasonably withheld or delayed (and, in the case of the Company, will deemed to be given if no response is received within 10 business days of the date of the request); provided that (i) no consents shall be required for an assignment to an existing Lender or an affiliate or approved fund of an existing Lender and (ii) no consent of the Company shall be required when a payment or bankruptcy event of default is continuing. Each assignment (except to other Lenders and their affiliates or approved funds) will be in a minimum amount of $10 million.

In addition, each Lender may sell participations in all or a portion of its loans and commitments under the ABL Facility; provided that no purchaser of a participation shall have the right to exercise or to cause the selling Lender to exercise voting rights in respect of the ABL Facility, except with respect to: (w) increases in commitments of such participant; (x) reductions or forgiveness of principal, interest, premium or fees payable to such participant; (y) extensions of the ABL Maturity Date or the date for payment of interest or fees on the loans or commitments in which such participant participates; and (z) releases of all or substantially all of the value of the guarantees, or all or substantially all of the ABL Priority Collateral.

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No assignments or participations may be made to Disqualified Lenders and any assignment or participation made in violation of such requirement shall be voidable upon request by the Borrower (unless such Disqualified Lender no longer holds such assignment or participation and the holder thereof would otherwise be an eligible assignee). The Administrative Agent shall have the right to (a) post the list of Disqualified Lenders provided by the Company and any updates thereto from time to time (collectively, the “DQ List”) on IntraLinks, SyndTrak Online or similar electronic means (the “Platform”), including that portion of the Platform that is designated for “public side” Lenders and/or (b) provide the DQ List to each Lender requesting the same. The Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions of the ABL Facility Documents relating to Disqualified Lenders.

Expenses and Indemnification:
The Company shall pay (a) (i) all reasonable and documented or invoiced out-of-pocket expenses of the Administrative Agent, the Collateral Agent, each Issuing Bank and each Arranger associated with the syndication of the ABL Facility and the preparation, execution, delivery and administration of the ABL Facility Documents (including with respect to field exams and appraisals), and (ii) all reasonable and documented or invoiced out-of-pocket expenses of the Administrative Agent, the Collateral Agent, each Issuing Bank and each Arranger associated with any amendment or waiver with respect to the ABL Facility Documents (including, without limitation, the reasonable and documented fees, disbursements and other charges of counsel identified herein, one local counsel in each relevant material jurisdiction and, solely in the case of an actual or perceived conflict of interest, one additional counsel in each applicable material jurisdiction) and (b) all reasonable and documented or invoiced out-of-pocket expenses of the Administrative Agent, the Collateral Agent, each Issuing Bank, each Arranger and the Lenders (including, without limitation, the reasonable and documented fees, disbursements and other charges of counsel) in connection with the enforcement of the ABL Facility Documents.

The Loan Parties will indemnify the Administrative Agent, the Collateral Agent, each Arranger, and the Lenders and their respective affiliates, successors and assigns and the officers, directors, employees, affiliates, agents, advisors, controlling persons and members of each of the foregoing, and hold them harmless from and against all costs, expenses (including, without limitation, reasonable and documented fees, disbursements and other charges of counsel), losses, claims, damages and liabilities of any such Indemnified Person arising out of or relating to any claim or any litigation or other proceedings (regardless of whether any such Indemnified Person is a party thereto or whether such claim, litigation, or other proceeding is brought by a third party or by the Company or any of its affiliates, creditors or shareholders) that relate to the Transactions; provided that no Indemnified Person will be

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indemnified for its gross negligence, material breach of its funding obligations under the ABL Facility, bad faith or willful misconduct as determined by a court of competent jurisdiction in a final non-appealable decision or for any dispute that is solely among Indemnified Persons and does not arise from any act or omission by the Company or any of its affiliates (other than a dispute involving claims against the Administrative Agent or Collateral Agent in its capacity as such; provided, further that no Indemnified Person or the Company shall be liable for any indirect, special, punitive or consequential damages (other than in respect of any such damages incurred or paid by an Indemnified Person to a third party).

Defaulting Lenders:	The ABL Facility Documents will contain provisions relating to defaulting Lenders that are customary for facilities of this type and consistent with the Documentation Principles.

Yield Protection, Taxes

and Other Deductions:
Usual for facilities and transactions of this type, including customary tax gross-up provisions (including customary provisions relating to the implementation of regulations related to Basel III and Dodd-Frank regardless of the date enacted); provided that any U.S. federal withholding taxes imposed on any Lender under current Sections 1471 through 1474 of the U.S. Internal Revenue Code (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) shall be solely for the account and expense of such Lenders.

Voting:
Amendments and waivers of the ABL Facility Documents will require the approval of Lenders holding more than 50% of the aggregate amount of the loans and commitments under the ABL Facility (the “Required Lenders”), except that (a) the consent of each Lender directly and adversely affected thereby shall also be required with respect to (i) increases in or extensions of the commitment of such Lender, (ii) reductions or forgiveness of principal, interest (other than default interest), fees or reimbursement obligations payable to such Lender or increases in advance rates, (iii) extensions of the ABL Maturity Date or of the date for payment to such Lender of any interest or fees, or any reimbursement obligation, and (iv) changes that impose any additional restriction on such Lender’s ability to assign any of its rights or obligations, (b) the consent of each Lender shall be required with respect to (i) modification to voting requirements or percentages, (ii) modification to certain provisions requiring the pro rata treatment of lenders, and (iii) releases of all or substantially all of the value of the guarantees, or all or substantially all of the ABL Priority Collateral, (c) the consent of the Issuing Banks, Swingline Lender, Administrative Agent or the Collateral Agent shall be required with respect to amendments and waivers affecting the rights or duties of such Issuing Bank, the Swingline Lender, Administrative Agent or Collateral Agent,

NY\6882757.9 Warrior A&R Commitment Letter

as applicable, and (d) the consent of Lenders holding at least 66-2/3% of the aggregate commitments and outstandings under the ABL Facility will be required for amendments or waivers to change the definition of Borrowing Base and the component definitions thereof the effect of which would be to increase availability (other than increases to the advance rates as provided above).

The ABL Facility Documents shall permit extensions of the final expiration date of the commitments approved by affected Lenders and offered to all Lenders, and without the consent of any other Lender or the Required Lenders, and providing for different interest rates and fees and voluntary prepayments, in each case subject to terms and conditions usual and customary for facilities and transactions of this type.

Replacement of Lenders:
The ABL Facility Documents shall contain customary provisions for replacing, through an assignment at par or through repayment at par: (i) non-consenting Lenders in connection with amendments and waivers requiring the consent of all Lenders or of all Lenders directly and adversely affected thereby so long as the Required Lenders shall have consented thereto, (ii) Lenders invoking yield protection provisions and (iii) defaulting Lenders.

Governing Law and Forum:	New York.

Counsel to the
Arrangers, Administrative
Agent and the Collateral

Agent:	Morgan, Lewis & Bockius LLP.

NY\6882757.9 Warrior A&R Commitment Letter

Exhibit D
Project Warrior
Summary of Conditions Precedent to the Facilities
The availability of the Facilities is subject to the following conditions precedent:

1.
Concurrent Transactions: The Acquisition shall have been consummated or will be consummated substantially concurrently with the initial funding under the Facilities in accordance with the Acquisition Agreement without giving effect to any amendments, modifications, supplements, consents or waivers by the Company thereto, if such amendments, modifications, supplements, consents or waivers by the Company of any term thereof are materially adverse to any interest of the Commitment Parties or the Lenders (it being understood that (i) any amendment, modification, supplement, consent or waiver by the Company to the definition of “Material Adverse Effect” or the “Xerox” provisions in Sections 8.5(b), 8.6, 8.11, the last sentence of 8.12 and the last sentence of 8.14 of the Acquisition Agreement shall be deemed to be materially adverse and (ii) any amendment, modification, supplement, consent or waiver by the Company that results in a decrease of up to 15% of the Cash Consideration (as defined in the Acquisition Agreement) shall not be deemed to be materially adverse so long as the Term Facility is reduced on a dollar-for-dollar basis by the amount of any such decrease) will be made or granted without the prior written consent of the Commitment Parties. Notwithstanding anything to the contrary herein, the commitments in respect of the Term Facility and the borrowings under the ABL Facility on the Closing Date (without a permanent reduction in the ABL Facility commitments) shall be reduced on a pro rata basis in an aggregate principal amount equal to the net cash proceeds received by the Company and the Target on or prior to the Closing Date from any and all sales of Divested Properties (as defined in Exhibit B) where the aggregate proceeds exceed $15 million, solely to the extent required to cause the Senior Secured Net Leverage Ratio, after giving effect to such sales of Divested Properties, to be less than or equal to 2.00 to 1.00 as of the Closing Date; provided that, in any event, the reduction of the commitments as between the Term Facility and the ABL Facility shall be reallocated to the extent Excess Availability (as defined in Exhibit C) is less than $1,000 million as of the Closing Date after giving effect to such sale of Divested Properties and such commitment reductions.

2.
Historical Financial Statements. The Arrangers shall have received (i) audited consolidated financial statements of the Company and its consolidated subsidiaries consisting of audited consolidated balance sheets as of the last date of each of the three fiscal years of the Company and its consolidated subsidiaries ended at least 90 days prior to the Closing Date and audited consolidated income statements and statements of stockholders’ equity and cash flows for each of the three fiscal years of the Company ended at least 90 days prior to the Closing Date, (ii) audited consolidated financial statements of the Target and its consolidated subsidiaries consisting of audited consolidated balance sheets as of the last date of each of the three fiscal years of the Target and its consolidated subsidiaries ended at least 90 days prior to the Closing Date and audited consolidated income statements and statements of stockholders’ equity and cash flows for each of the fiscal years of the Target and its consolidated subsidiaries for each of the three fiscal years of the Target ended at least 90 days prior to the Closing Date, (iii) unaudited interim consolidated financial statements of the Company and its consolidated subsidiaries consisting of unaudited interim consolidated balance sheets and unaudited interim consolidated income statements and statements of cash flows of the Company and its consolidated subsidiaries as of the last day of, and for the most recently completed fiscal quarter (other than the fourth fiscal quarter) of, the Company and its consolidated subsidiaries ended after the last fiscal year for which financial statements have been provided pursuant to clause (i)

Exhibit D-1
NY\6882757.9 Warrior A&R Commitment Letter

above and ended at least 45 days before the Closing Date (other than the fourth fiscal quarter) and (iv) unaudited interim consolidated financial statements of the Target and its consolidated subsidiaries consisting of unaudited interim consolidated balance sheets and unaudited interim consolidated income statements and statements of cash flows of the Target and its consolidated subsidiaries as of the last day of, and for the most recently completed fiscal quarter (other than the fourth fiscal quarter) of, the Target and its consolidated subsidiaries ended after the last fiscal year for which financial statements have been provided pursuant to clause (i) above and ended at least 45 days before the Closing Date (other than the fourth fiscal quarter).

3.
Pro Forma Financial Statements. The Arrangers shall have received a pro forma consolidated balance sheet and related pro forma consolidated statement of income of the Company as of, and for the twelve-month period ending on, the last day of the most recently completed four-fiscal quarter period for which the latest financial information pursuant to paragraph 2(i) and (iii) above has been delivered, prepared after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of such income statements) which need not be prepared in compliance with Regulation S-X of the Securities Act of 1933, as amended, or include adjustments for purchase accounting (including adjustments of the type contemplated by Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)).

4.
Payment of Fees and Expenses. The Company shall have paid, or will substantially simultaneously with the initial borrowing under the Facilities pay, all fees and reasonable expenses (including, without limitation, legal fees and expenses) of the Arrangers, the Administrative Agents, the Collateral Agents and the Lenders as and to the extent (a) required pursuant to the terms of this Commitment Letter or either Fee Letter and (b) invoiced to the Company at least two business days prior to the Closing Date (which amounts may be offset against the proceeds of the Facilities).

5.
Definitive Documents; Customary Closing Conditions. Subject in all respects to the Limited Conditionality Provisions and the Documentation Principles, (a) with respect to the Term Facility (i) the Term Loan Documents (including, for the avoidance of doubt, the credit agreement, guarantees, security agreements, intercreditor agreements and other related definitive documents), which shall be in accordance with the terms set forth in the Commitment Letter, the Term Loan Term Sheet (as modified to reflect any exercise of the “Market Flex” provisions under the Term Facility Fee Letter) and the Documentation Principles (as defined in the Term Facility Term Sheet)) shall have been executed and delivered by the Borrower and each Guarantor (provided that the Target and its subsidiaries to the extent required to become Guarantors shall only be required to execute and deliver such documentation after the effectiveness of, but substantially concurrently with, the Acquisition) and (ii) the Company shall have delivered the following other customary closing deliverables with respect to the Borrower and the Guarantors with respect to the Term Facility: (A) customary officer’s closing and secretary certificates, legal opinions (in each relevant jurisdiction), corporate authority or organizational documents, good standing certificates in jurisdictions of formation/organization, and officer’s certificates evidencing authority and (B) a solvency certificate, dated as of the Closing Date and after giving effect to the Transactions, substantially in the form of Annex I attached to this Exhibit D, of the chief financial officer of the Company and (b) with respect to the ABL Facility (i) the ABL Loan Documents (including, for the avoidance of doubt, the credit agreement, guarantees, security agreements, intercreditor agreements and other related definitive documents), which shall be in accordance with the terms set forth in the Commitment Letter, the ABL Facility Term Sheet (as modified to reflect any exercise of the “Market Flex” provisions under the ABL Facility Fee Letter) and the Documentation Principles (as defined in the ABL Facility Term Sheet)) shall have

NY\6882757.9 Warrior A&R Commitment Letter

been executed and delivered by the Borrowers and each Guarantor (provided that the Target and its subsidiaries to the extent required to become Borrowers and Guarantors shall only be required to execute and deliver such documentation after the effectiveness of, but substantially concurrently with, the Acquisition) and (ii) the Company shall have delivered the following other customary closing deliverables with respect to the Borrowers and the Guarantors with respect to the ABL Facility: (A) customary officer’s closing and secretary certificates, legal opinions (in each relevant jurisdiction), corporate authority or organizational documents, good standing certificates in jurisdictions of formation/organization, and officer’s certificates evidencing authority and (B) a solvency certificate, dated as of the Closing Date and after giving effect to the Transactions, substantially in the form of Annex I attached to this Exhibit D, of the chief financial officer of the Company.

6.	Refinancings. The Refinancings shall have been consummated, or substantially simultaneously with the initial borrowing under the Facilities, shall be consummated.

7.
Liens. Subject in all respects to the Limited Conditionality Provisions and the Documentation Principles, (a) with respect to the Term Facility, all documents and instruments required to create and perfect the Term Facility Collateral Agent’s security interest in the Collateral (as defined in Exhibit B) shall have been executed and delivered and, if applicable, be in proper form for filing and (b) with respect to the ABL Facility, all documents and instruments required to create and perfect the ABL Facility Collateral Agent’s security interest in the Collateral (as defined in Exhibit C) shall have been executed and delivered and, if applicable, be in proper form for filing.

8.
Patriot Act. Each Commitment Party shall have received, at least three business days prior to the Closing Date, all documentation and other information about the Loan Parties that the Commitment Parties have reasonably determined is required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, and that was reasonably requested from the Company in writing at least 10 business days prior to the Closing Date.

9.
Marketing Period. The Arrangers shall have been afforded a marketing period of at least 15 consecutive business days prior to the Closing Date commencing with the delivery of such information as is requested by the Arrangers and customarily delivered by a borrower and necessary for the preparation of a customary confidential information memorandum with respect to the Facilities; provided that, for purposes of determining the marketing period, such period shall (i) either end on or prior to August 21, 2015 or, if such period has not ended on or prior to August 21, 2015, then such period shall commence no earlier than September 8, 2015 and (ii) either end on or prior to December 18, 2015 or, if such period has not ended on or prior to December 18, 2015, then such period shall commence no earlier than January 4, 2016; provided, further, that such period of consecutive business days will not be required to be consecutive if it would include July 3, 2015 or November 25, 2015 through November 27, 2015 (and such dates shall be excluded for purposes of determining consecutive business days). If the Company in good faith reasonably believes it has delivered the information requested by the Arrangers in accordance with the preceding sentence for use in the confidential information memorandum, it may deliver to the Lead Arrangers a written notice to that effect, in which case the confidential information memorandum will be deemed to have been delivered on the date such notice is received by the Lead Arrangers, and the 15 consecutive business day period referred to above will be deemed to have commenced on the date such notice is received by the Lead Arrangers, in each case, unless the Lead Arrangers in good faith reasonably believe that the Company has not completed delivery of the information requested by the Arrangers

NY\6882757.9 Warrior A&R Commitment Letter

in accordance with the preceding sentence for use in the confidential information memorandum and, within two business days after the receipt of such notice from the Company, the Lead Arrangers deliver a written notice to the Company to that effect (stating with reasonable specificity which information required to be included in the confidential information memorandum has not been delivered).

10.
Representations and Warranties. (a) To the extent that the Company or its subsidiaries have the right (taking into account any applicable cure periods) to terminate its or their obligations under the Acquisition Agreement or decline to consummate the transactions thereunder as a result of a breach of such representations in the Acquisition Agreement, the Acquisition Agreement Representations shall be true and correct on the Closing Date, except to the extent that any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct on and as of such earlier date and (b) the Specified Representations shall be true and correct in all material respects (provided that Specified Representations already qualified by materiality or material adverse effect shall be true and correct in all respects) on the Closing Date, except to the extent that any such representation or warranty is stated to relate solely to an earlier date, in which case such representation or warranty shall be true and correct in all material respects on and as of such earlier date.

11.
Field Exams, Appraisals; Receipt of Borrowing Base Certificate; Projections; Minimum Excess Availability. With respect to the ABL Facility, (i) the Company and its subsidiaries shall have used their commercially reasonable efforts, and the Company shall have used its commercially reasonable efforts to cause the Target and its subsidiaries to use their commercially reasonable efforts, to deliver to the Arrangers an appraisal and field exam from a third party appraiser reasonably acceptable to the Lead Arrangers, in each case, with respect to the Loan Parties and the Borrowing Base (provided that, neither the delivery nor the substance of any such appraisal or field audit is a condition to the initial availability of the ABL Facility on the Closing Date), (ii) the Arrangers shall have received (x) a Borrowing Base certificate (similar in format to the certificate under the Existing Credit Facility) prepared as of the last day of the most recent month ending at least 20 calendar days prior to the Closing Date and (y) projections prepared in good faith by the Company and based upon reasonable assumptions showing Availability and Excess Availability during the 12-month period following the Closing Date and (iii) after giving effect to the Transactions on the Closing Date (including the loans and other extensions of credit made under the ABL Facility on the Closing Date) and including the assets of the Target and its subsidiaries in the Borrowing Base, pro forma Excess Availability shall be not less than $750,000,000.

NY\6882757.9 Warrior A&R Commitment Letter

Annex I to Exhibit D
Form of Solvency Certificate
To the Administrative Agent and each of the Lenders party to the Credit Agreement referred to below:
I, the undersigned, the Chief Financial Officer of [Borrower], a corporation organized under the laws of the State of Delaware (the “Borrower”), in that capacity only and not in my individual capacity (and without personal liability), do hereby certify as of the date hereof, and based upon (i) facts and circumstances as they exist as of the date hereof (and disclaiming any responsibility for changes in such fact and circumstances after the date hereof) and (ii) such materials and information as I have deemed relevant to the determination of the matters set forth in this certificate, that:
1.    This certificate is furnished to the Administrative Agent and the Lenders pursuant to Section [___] of the [ABL] [Term Loan] Credit Agreement, dated as of____, among [____] (the “Credit Agreement”). Unless otherwise defined herein, capitalized terms used in this certificate shall have the meanings set forth in the Credit Agreement.
2.    For purposes of this certificate, the terms below shall have the following definitions:
(a)    “Fair Value”
The amount at which the assets (both tangible and intangible), in their entirety, of the Borrower and its restricted subsidiaries taken as a whole would change hands between a willing buyer and a willing seller, within a commercially reasonable period of time, each having reasonable knowledge of the relevant facts, with neither being under any compulsion to act.

(b)    “Present Fair Salable Value”
The aggregate amount of net consideration that could be expected to be realized from an interested purchaser by a seller, in an arm’s length transaction under present conditions in a current market for the sale of assets of a comparable business enterprise, where both parties are aware of all relevant facts and neither party is under any compulsion to act, where such seller is interested in disposing of an entire operation as a going concern, presuming the business will be continued, in its present form and character, and with reasonable promptness, not to exceed one year.

(c)    “Stated Liabilities”
The recorded liabilities (including contingent liabilities that would be recorded in accordance with GAAP) of the Borrower and its restricted subsidiaries taken as a whole, as of the date hereof after giving effect to the consummation of the Transactions (including the execution and delivery of the Credit Agreement, the making of the loans under the Credit Agreement and the use of proceeds of such loans on the date hereof), determined in accordance with GAAP consistently applied.

(d)    “Identified Contingent Liabilities”
The maximum estimated amount of liabilities reasonably likely to result from pending litigation, asserted claims and assessments, guaranties, uninsured risks and other contingent liabilities of the Borrower and its restricted subsidiaries taken as a whole after giving effect to the Transactions (including

Exhibit D-I-1
NY\6882757.9 Warrior A&R Commitment Letter

the execution and delivery of the Credit Agreement, the making of the loans under the Credit Agreement and the use of proceeds of such loans on the date hereof) (including all fees and expenses related thereto but exclusive of such contingent liabilities to the extent reflected in Stated Liabilities), as identified and explained in terms of their nature and estimated magnitude by responsible officers of the Borrower.

(e)	“Can pay their Stated Liabilities and Identified Contingent Liabilities as they mature”
Borrower and its restricted subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of the Credit Agreement, the making of the loans under the Credit Agreement and the use of proceeds of such loans on the date hereof) have sufficient assets and cash flow to pay their respective Stated Liabilities and Identified Contingent Liabilities as those liabilities mature or (in the case of contingent liabilities) otherwise become payable.

(f)    “Do not have Unreasonably Small Capital”
Borrower and its restricted subsidiaries taken as a whole after giving effect to the Transactions (including the execution and delivery of the Credit Agreement, the making of the loans under the Credit Agreement and the use of proceeds of such loans on the date hereof) have sufficient capital to ensure that it is a going concern.

3.    For purposes of this certificate, I, or officers of Borrower under my direction and supervision, have performed the following procedures as of and for the periods set forth below.

(a)	I have reviewed the financial statements (including the pro forma financial statements) referred to in Section [ ] of the Credit Agreement.

(b)	I have knowledge of and have reviewed to my satisfaction the Credit Agreement.

(c)	As chief financial officer of Borrower, I am familiar with the financial condition of Borrower and its restricted subsidiaries.
4.    Based on and subject to the foregoing, I hereby certify on behalf of Borrower that after giving effect to the consummation of the Transactions (including the execution and delivery of the Credit Agreement, the making of the loans under the Credit Agreement and the [ABL] [Term Loan] Credit Agreement and the use of proceeds of such loans on the date hereof), it is my opinion that (i) each of the Fair Value and the Present Fair Salable Value of the assets of Borrower and its restricted subsidiaries taken as a whole exceed their Stated Liabilities and Identified Contingent Liabilities; (ii) Borrower and its restricted subsidiaries taken as a whole do not have Unreasonably Small Capital; and (iii) Borrower and its restricted subsidiaries taken as a whole can pay their Stated Liabilities and Identified Contingent Liabilities as they mature.

Exhibit D-I-2
NY\6882757.9 Warrior A&R Commitment Letter

IN WITNESS WHEREOF, Borrower has caused this certificate to be executed on its behalf by its Chief Financial Officer this [ ] day of [_______].
[                    ]
By: ____________________________
    Name:
    Title: Chief Financial Officer

Exhibit D-I-3
NY\6882757.9 Warrior A&R Commitment Letter